Exhibit 2.1

Execution Verson

Purchase and Sale Agreement
Dated February 26, 2026,
By and Between
Sheridan Holding Company III, LLC,
as Seller,
And
Diversified Production LLC,
as Buyer

TABLE OF CONTENTS
Page
Section 1.1    Definitions    1
Section 1.2    Construction.    27
ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING    27
Section 2.1    Assets.    27
Section 2.2    Purchase Price; Deposit    28
Section 2.3    Closing; Preliminary Settlement Statement    28
Section 2.4    Closing Obligations.    29
Section 2.5    Allocations and Adjustments    31
Section 2.6    Assumption    36
Section 2.7    Allocation of Asset Purchase Price    37
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER    38
Section 3.1    Organization and Good Standing    38
Section 3.2    Authority; No Conflict.    38
Section 3.3    Bankruptcy    40
Section 3.4    Taxes    40
Section 3.5    Legal Proceedings    40
Section 3.6    Brokers    40
Section 3.7    Compliance with Legal Requirements    40
Section 3.8    Imbalances    41
Section 3.9    Material Contracts    41
Section 3.10    Consents and Preferential Purchase Rights    43
Section 3.11    Permits    44
Section 3.12    Current Commitments    44
Section 3.13    Environmental Laws    44
Section 3.14    Wells; Equipment    44
Section 3.15    Suspense Funds    45
Section 3.16    Payments for Production    45
Section 3.17    Certain Credit Support    45
Section 3.18    Special Warranty of Title    45
Section 3.19    Specified Representations    45
Section 3.20    Payout Balances    46
Section 3.21    Leases and Payments    46
Section 3.22    Insurance    47
Section 3.23    Condemnation    47
Section 3.24    Sufficiency of Assets    47
Section 3.25    Non-Consent Operations    47
Section 3.26    Hedge Contracts    48
i

Table of Contents (continued)

Page
Section 3.27    Certain Transfers    48
Section 3.28    Personal Property    48
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER    48
Section 4.1    Organization and Good Standing    48
Section 4.2    Authority; No Conflict.    48
Section 4.3    Certain Proceedings    49
Section 4.4    Knowledgeable Investor    49
Section 4.5    Qualification    49
Section 4.6    Brokers    50
Section 4.7    Financial Ability    50
Section 4.8    Due Diligence    50
Section 4.9    Basis of Buyer’s Decision    50
Section 4.10    Business Use, Bargaining Position    51
Section 4.11    Bankruptcy    51
ARTICLE 5 COVENANTS OF SELLER    51
Section 5.1    Access and Investigation    51
Section 5.2    Conduct of Business    53
Section 5.3    Insurance    57
Section 5.4    Consent and Waivers    57
Section 5.5    Successor Operator    57
ARTICLE 6 OTHER COVENANTS    57
Section 6.1    Notification and Cure    57
Section 6.2    Replacement of Insurance, Bonds, Letters of Credit and Guaranties.    58
Section 6.3    Midstream Agreements    58
Section 6.4    Governmental Reviews    59
Section 6.5    Disclosure Schedules    59
Section 6.6    R&W Insurance Policy    59
Section 6.7    Employment Matters    60
Section 6.8    Satisfaction of Conditions    61
Section 6.9    Hedge Contracts    61
ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE    61
Section 7.1    Accuracy of Representations    61
Section 7.2    Seller’s Performance    61
Section 7.3    No Prohibition    62
Section 7.4    Necessary Consents and Approvals    62
Section 7.5    Closing Deliverables    62

Table of Contents (continued)

Page
ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE    62
Section 8.1    Accuracy of Representations    62
Section 8.2    Buyer’s Performance    62
Section 8.3    No Prohibition    62
Section 8.4    Necessary Consents and Approvals    62
Section 8.5    Closing Deliverables    63
ARTICLE 9 TERMINATION    63
Section 9.1    Termination Events    63
Section 9.2    Effect of Termination; Distribution of the Deposit Amount    65
Section 9.3    Return of Records Upon Termination    67
ARTICLE 10 INDEMNIFICATION; REMEDIES    67
Section 10.1    Survival    67
Section 10.2    Indemnification and Payment of Damages by Seller    68
Section 10.3    Indemnification and Payment of Damages by Buyer    69
Section 10.4    Indemnity Net of Insurance    69
Section 10.5    Exclusive Remedy    69
Section 10.6    Procedure for Indemnification – Third Party Claims.    70
Section 10.7    Procedure for Indemnification – Other Claims    71
Section 10.8    Indemnification of Group Members    71
Section 10.9    Extent of Representations and Warranties.    71
Section 10.10    Compliance with Express Negligence Test    73
Section 10.11    Limitation on Damages    73
Section 10.12    No Duplication    73
Section 10.13    Disclaimer of Application of Anti-Indemnity Statutes    73
Section 10.14    Waiver of Right to Rescission    73
Section 10.15    Treatment of Indemnification Payments    74
ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS    74
Section 11.1    Preferential Purchase Rights    74
Section 11.2    Consents    75
Section 11.3    Title Defects    76
Section 11.4    Title Defect Value    77
Section 11.5    Seller’s Cure or Contest of Title Defects    78
Section 11.6    Limitations on Adjustments for Title Defects    79
Section 11.7    Title Benefits.    80
Section 11.8    Exclusive Remedies    81
Section 11.9    Environmental Defect Notice    81
Section 11.10    Exclusion, Cure or Contest of Environmental Defects    82

Table of Contents (continued)

Page
Section 11.11    Limitations    83
Section 11.12    Exclusive Remedies    84
Section 11.13    Casualty Loss and Condemnation    84
Section 11.14    Expert Proceedings.    84
ARTICLE 12 GENERAL PROVISIONS    86
Section 12.1    Records; Seller’s Information Rights    86
Section 12.2    Expenses.    87
Section 12.3    Tax Matters.    87
Section 12.4    Notices    90
Section 12.5    Governing Law; Jurisdiction; Service of Process; Jury Waiver    91
Section 12.6    Further Assurances    92
Section 12.7    Waiver    93
Section 12.8    Entire Agreement and Modification    93
Section 12.9    Assignments, Successors and No Third Party Rights    93
Section 12.10    Severability    94
Section 12.11    Counterparts    94
Section 12.12    Press Release, News Media and External Statements; Confidentiality    94
Section 12.13    Name Change; Removal of Seller Marks    95
Section 12.14    Exhibits and Schedules    95
Section 12.15    No Recourse    95

EXHIBITS AND SCHEDULES

Exhibit A-1     Leases
Exhibit A-2    Mineral Fee Interests
Exhibit A-3    Easements and Surface Interests
Exhibit A-4    Surface Fee Properties
Exhibit B-1    Wells
Exhibit B-2    Conveyed Deep Wells
Exhibit C    Field Offices
Exhibit D    Vehicles
Exhibit E-1    Form of Assignment and Bill of Sale
Exhibit E-2    Form of Deed
Exhibit F    Excluded Assets
Exhibit G    Excluded Royalties
Exhibit H-1    Form of Closing Certificate (Seller)
Exhibit H-2    Form of Closing Certificate (Buyer)
Exhibit I    Form of Transition Services Agreement

Schedule 1    Retained Liabilities
Schedule 2.7    Allocation of Asset Purchase Price
Schedule 3.2(b)    No Conflict
Schedule 3.4    Taxes
Schedule 3.5    Litigation
Schedule 3.7    Compliance with Legal Requirements
Schedule 3.8    Imbalances
Schedule 3.9(a)    Material Contracts
Schedule 3.9(b)    Material Contract Matters
Schedule 3.10    Consents and Preferential Purchase Rights
Schedule 3.11    Permits
Schedule 3.12    Current Commitments
Schedule 3.13    Environmental Laws
Schedule 3.14    Wells; Equipment
Schedule 3.15    Suspense Funds
Schedule 3.17    Certain Credit Support
Schedule 3.19    Specified Representations
Schedule 3.20    Payout Balances
Schedule 3.21    Leases and Payments
Schedule 3.22    Insurance
Schedule 3.25    Non-Consent Operations
Schedule 5.2    Certain Authorized Pre-Closing Actions
Schedule 6.3    Midstream Agreements
Schedule 6.9    Subject Hedges
    i

Schedule PE    Permitted Encumbrances
    ii

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 26, 2026 (the “Execution Date”), by and between Sheridan Holding Company III, LLC, a Delaware limited liability company (“Seller”), and Diversified Production LLC, a Pennsylvania limited liability company (“Buyer”). Seller, on the one hand, and Buyer, on the other hand, are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITAL
Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in and to certain oil and gas properties and related assets and contracts that are further defined and described in this Agreement as the “Assets” for the consideration and on the terms set forth in this Agreement.
AGREEMENT
For and in consideration of the promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
Article 1
DEFINITIONS AND CONSTRUCTION
Section 1.1Definitions. For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 when capitalized:
“AAA” means the American Arbitration Association.
“Accounting Expert” has the meaning set forth in Section 2.5(d).
“AFE” has the meaning set forth in Section 3.12.
“Affiliate” means with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. § 240.12b-2 of the Securities Exchange Act of 1934; provided that Sheridan Royalty Holdings III, LLC shall not be considered an Affiliate of Seller hereunder. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Affiliate NPIs” means all net profits overriding royalty interests burdening the Assets held by Sheridan Production Partners III-B, L.P.
“Aggregate Defect Deductible” means an amount equal to 3% of the unadjusted Purchase Price.
“Aggregate Environmental Defect Value” has the meaning set forth in Section 11.11.
“Aggregate Title Defect Value” has the meaning set forth in Section 11.6.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocated Value” means, with respect to each applicable Target Formation as to each Unit or Well, the portion of the unadjusted Asset Purchase Price allocated on Schedule 2.7 as to each such Target Formation for such Unit or Well; provided, that such amount allocated to a Unit or Well shall be increased or decreased by the portion of each adjustment to the Asset Purchase Price under Section 2.5 applicable to such Unit or Well. For the avoidance of doubt, with respect to any Unit or Well (or any formation as to any such Unit or Well) for which there is no allocation on Schedule 2.7, the Allocated Value shall be $0.00.
“Allocation Dispute Resolution Period” has the meaning set forth in Section 2.7(b).
“Applicable Contracts” means all Contracts to which Seller (or its Affiliates) is a party or is bound to the extent covering, attributable to, or relating to any of the Assets that will be binding on Buyer or the Assets after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; exchange agreements; exploration agreements; participation agreements; operating agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; storage agreements; facilities or equipment leases and other similar contracts and agreements, but exclusive of any master goods or service agreements and Contracts relating to the Excluded Assets.
“Asset Purchase Price” has the meaning set forth in Section 2.2.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the acquisition, operation or ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” means all of Seller’s (and its Affiliates’) right, title and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets or Retained Assets:
(a)all oil and gas leases and subleases, lessor royalties, overriding royalty interests, non-participating royalty interests, production payments, net profits interests, carried interests, reversionary interests, and all other Royalties and interests of any kind or character in Hydrocarbons in place in each case, within the Target Area, including those described on Exhibit A-1, other than the Excluded Deep Rights and the Excluded Royalties (collectively, the “Leases”), together with any and all other right, title and interest in and to the leasehold estates created thereby, and all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”);
(b)all mineral fee interests in Hydrocarbons in place within the Target Area, including those described on Exhibit A-2, other than the Excluded Deep Rights and the Excluded Royalties (collectively, the “Minerals”);
(c)all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Minerals or Wells and the units created thereby (the “Units”) (the Leases, the Minerals, the Lands, the Units and the Wells, collectively, the “Properties” and each individually, a “Property”);
(d)to the extent that they may be assigned, transferred or re-issued by Seller or its applicable Affiliate (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the other Assets (the “Easements and Surface Interests”), including those described in Exhibit A-3;
(e)all surface fee properties within the Target Area, including those described on Exhibit A-4 (the “Surface Fee Properties”);
(f)any and all oil, gas, water, CO2, injection, disposal or other wells located on, under or producing from the Leases and Lands within the Target Area other than the Excluded Deep Wells (the “Wells”), whether producing, non-producing, shut-in, permanently or temporarily plugged or abandoned, including the Wells set forth in Exhibit B-1 and the Conveyed Deep Wells set forth in Exhibit B-2, and all Hydrocarbons produced from, allocated to or attributable to the Properties from and after the Effective Time (or the proceeds from the sale of such Hydrocarbons);
(g)all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that are used in connection therewith, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems and related infrastructure associated with the Wells, pits, ponds, impoundments, manifolds, processing and separation facilities, pads, structures, materials and other items used in the operation thereof (collectively, the “Equipment”);

(h)the field offices and field yards described on Exhibit C (the “Field Offices”), and any office leases associated therewith;
(i)the vehicles and rolling stock described on Exhibit D;
(j)to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;
(k)all (i) inchoate liens and security interests in favor of Seller under Applicable Contracts or derived at law (insofar as transferrable) with respect to Seller’s operated Assets, and (ii) rights, claims and causes of action (including warranty claims) to the extent attributable to the other Assets and further to the extent initially accruing from or after the Effective Time or pertaining to the Assumed Liabilities;
(l)all Imbalances relating to the Assets;
(m)all trade accounts, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles attributable to the Assets with respect to periods of time from and after the Effective Time;
(n)all claims, rights, demands, causes of action, suits, actions, judgments, Damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements, audit rights and other intangible rights in favor of or owed to Seller or its Affiliates and either (i) related to the Assumed Liabilities or (ii) arising or attributable to the period of time on and after the Effective Time and related to any of the Assets or the ownership or operation thereof;
(o)originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, solely to the extent relating to the Assets in Seller’s (or its Affiliates’) possession, including: (i) land and title records (including prospect files, maps, logs, lease records, abstracts of title, title opinions, title curative documents, division order files, land surveys, Third Party brokerage information run sheets, mineral ownership reports, engineering data and reports, Asset accounting records and correspondences); (ii) Applicable Contract and Easement and Surface Interests files; (iii) operations, environmental, production and accounting records; and (iv) facility and well records (collectively, “Records”);
(p)all Hydrocarbons produced from, allocated to or attributable to the Wells that are in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms) as of the Effective Time and all proceeds therefrom; and
(q)all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers, but excluding any and all central SCADA servers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are: (i) used or held for use in connection with the operation of the Properties; (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee); and (iii) located on the Property (the “Production Related IT Equipment”).

For the avoidance of doubt, to the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets or any Retained Assets such assets or rights shall be jointly owned: (x) by Seller, as part of the Excluded Assets; and (y) by Buyer, as part of the Assets. Prior to transferring possession of any laptop, personal computer or other informational technology equipment included in the Assets, Seller will delete all (I) licensed software unless the applicable license has been obtained by Buyer and (II) proprietary data.
“Assignment” means the Assignment and Bill of Sale from Seller and the applicable Seller Affiliates to Buyer conveying the Assets (other than the fee properties included in the Assets and described in and conveyed pursuant to the Deed), substantially in the form attached to this Agreement as Exhibit E-1.
“Assumed Liabilities” has the meaning set forth in Section 2.6.
“base of the Cotton Valley formation” means the stratigraphic equivalent of 9,667 feet as shown on the Neutron/Density log of the Fields Isaacs #15 well (API# 42203342250000) in Harrison County, Texas.
“Breach” means the occurrence of any inaccuracy in or breach of, or any failure to perform or comply with a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 2.4(a)(iii) or Section 2.4(b)(v).
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Group” means Buyer, its Affiliates, and its and their respective Representatives.
“Buyer Prepared Return” has the meaning set forth in Section 12.3(b).
“Buyer’s Closing Documents” has the meaning set forth in Section 4.2(a).
“Casualty Loss” has the meaning set forth in Section 11.13.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Closing” means the closing of the Contemplated Transactions.
“Closing Date” has the meaning set forth in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.

“Complete Remediation” means with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is completed in accordance with the Lowest Cost Response.
“Confidentiality Agreement” means that certain confidentiality agreement dated as of December 8, 2025, by and between Seller and Diversified Gas & Oil Corporation.
“Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:
(a)the sale and conveyance of the Assets by Seller to Buyer;
(b)the performance by the Parties of their respective covenants and obligations under this Agreement; and
(c)Buyer’s acquisition, acceptance, ownership and exercise of control over the Assets.
“Contract” means any contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, Permit, Easement and Surface Interests or instrument vesting title or constituting Seller’s chain of title to any real or immovable property included in the Assets.
“Conveyed Deep Wellbore Rights” means all right, title and interest of Seller and its Affiliates in and to all leasehold depths, formations and rights insofar and only insofar as they relate to the Conveyed Deep Wells.
“Conveyed Deep Wells” the wellbores described on Exhibit B-2.
“Cure” has the meaning set forth in Section 11.5(a)(i).
“Customary Post-Closing Consents” means the consents and approvals from any Governmental Body for the assignment of the Assets from Seller and the applicable Seller Parties to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“Damages” means any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” means $175,000.
“De Minimis Title Defect Cost” means $125,000.
“Deed” means the Surface and Mineral Deed from Seller and the applicable Seller Parties to Buyer conveying the mineral fee interests and surface fee properties included in the Assets, substantially in the form attached to this Agreement as Exhibit E-2.
“Defect Escrow Account” has the meaning set forth in Section 11.5(a)(ii)(A).
“Defect Escrow Amount” has the meaning set forth in Section 2.4(b)(ii).
“Defect Notice Date” has the meaning set forth in Section 11.3.
“Defensible Title” means, subject to the Permitted Encumbrances (and, in each case below, as to the Target Formation only), title of Seller to the Units and Wells set forth Schedule 2.7 that is either: (y) deducible of record; or (z) evidenced by unrecorded instruments or elections, made or delivered pursuant to a joint operating agreement that is reasonably likely to be successfully defended if challenged by a competing Third Party claimant to title and, in each case, as of the Effective Time and immediately prior to the Closing:
(a)with respect to the Target Formation for each Unit and Well, entitles Seller (and from and after the Closing, Buyer) to receive not less than the Net Revenue Interest set forth for such Unit or Well in Schedule 2.7, except for: (i) decreases in connection with those operations in which Seller, or its successors or assigns, may from and after the Execution Date and in accordance with the terms of this Agreement elect to be a non-consenting co-owner; (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement; (iii) decreases resulting from changes in tract or production allocations resulting from elections by Third Parties to participate or not participate in operations after the Execution Date; (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under-deliveries; (v) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent; and (vi) other changes in interests as otherwise expressly stated in Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit B-2 or Schedule 2.7;
(b)with respect to the Target Formation for each Unit or Well, obligates Seller (and from and after the Closing, Buyer) to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Unit or Well of not more than the Working Interest set forth in Schedule 2.7 for such Unit or Well, except: (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Execution Date under applicable operating agreements; (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Seller’s Net Revenue Interest with respect to such Unit or Well; (iii) increases resulting from changes in tract or production allocations resulting from elections by Third Parties to participate or not participate in operations after the Execution Date; (iv) increases resulting from the establishment or amendment from and after the Execution Date of pools or units (to the extent permitted by this Agreement); and (v)

other changes in interests as otherwise expressly stated in Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit B-2 or Schedule 2.7; and
(c)    is free and clear of all Encumbrances.
“Deposit Amount” has the meaning set forth in Section 2.2.
“Deposit Escrow Account” has the meaning set forth in Section 2.2.
“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement, the Contemplated Transactions or the other Transaction Documents, including any dispute, controversy, or claim concerning the existence, validity, interpretation, performance, breach or termination of this Agreement, the relationship of the Parties arising out of this Agreement, the Contemplated Transactions or the other Transaction Documents.
“Dispute Notice” has the meaning set forth in Section 2.5(d).
“Disputed Environmental Amount” has the meaning set forth in Section 11.10(b).
“Disputed Matter” has the meaning set forth in Section 11.14(a).
“Disputed Title Amount” has the meaning set forth in Section 11.5(c).
“Easements and Surface Interests” has the meaning set forth in the definition of “Assets.”
“Effective Time” means March 1, 2026, at 12:01 a.m. local time at the location of the Assets.
“Encumbrance” means any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other arrangement substantially equivalent thereto.
“Environmental Condition” means any event occurring or condition existing on the Execution Date with respect to the Assets that causes a Well to be subject to remediation currently required under, or currently in violation of, an Environmental Law, other than (x) any plugging and abandonment obligations or (y) any event or condition to the extent caused by or relating to (i) asbestos, asbestos containing materials or NORM to the extent within limits permitted under Environmental Law or (ii) relating to subsidence monitoring or remediation; provided, however, that the term “Environmental Condition” shall not include (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, (b) the fact that a pipe is temporarily not in use, (c) all losses, obligations and liabilities for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Assets that arise by contract, lease terms, Environmental Laws or requested by any Governmental Body, (d) any condition, contamination, liability, loss, cost, expense or claim related to NORM or asbestos to the extent within limits permitted under Environmental Law, (e) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a current violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, (f) any condition disclosed to Buyer (or of which Buyer had Knowledge as of or prior to the Execution Date), including any matters disclosed on the disclosure Schedules, and/or (g) any matter that has been cured or remediated as of the Closing Date.
“Environmental Defect” means an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 5.1.
“Environmental Defect Notice” has the meaning set forth in Section 11.9.
“Environmental Defect Property” has the meaning set forth in Section 11.9.
“Environmental Defect Value” means with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.
“Environmental Law” means any applicable Legal Requirement in effect as of or prior to the Execution Date relating to pollution or the protection of the environment, including CERCLA and those Legal Requirements relating to the storage, handling and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include: (a) good, prudent or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body; or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., or any other Legal Requirement governing health or worker safety or workplace conditions.
“Environmental Liabilities” means all costs (including remedial, removal, response, clean-up, investigation or monitoring costs), Damages, expenses, liabilities, obligations, consulting fees, orphan share, prejudgment and post-judgment interest, court costs and other responsibilities arising from or under Environmental Laws, Permits required thereunder or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same, including: (a) any actual or threatened release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, release or threatened release, transport or handling of Hazardous Materials; or (c) any other matter, condition or circumstance concerning Environmental Laws, Permits required thereunder or the violation thereof.
“Equipment” has the meaning set forth in the definition of “Assets.”
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means the escrow agreement, dated as of the Execution Date, by and among Buyer, Seller and the Escrow Agent to establish the Deposit Escrow Account and the Defect Escrow Account.
“Excluded Assets” means (a) all of Seller’s corporate minute books, financial records, Income Tax records and other business and Tax records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds); (c) except to the extent related to any Assumed Liabilities, all claims and causes of action of Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities and further subject to Section 11.13, all rights and interests of Seller: (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (excluding Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory, line fill and tank bottoms)); (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to: (i) Asset Taxes allocable to Seller pursuant to Section 12.3; (ii) Income Taxes paid by, or imposed with respect to, Seller or any of its Affiliates; (iii) any Taxes attributable to any Excluded Asset; and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any taxable period (or portion of any Straddle Period) ending prior to the Effective Time; (g) all tools, equipment and other tangibles deemed necessary by Seller in good faith for the ownership and operation of those assets that Seller will continue to own after the Closing and not presently required for the operation of the Assets as currently operated; provided that (i) the value of the foregoing items shall not exceed $500,000 in the aggregate and (ii) for the avoidance of doubt, the items listed on Exhibit F or covered by clause (h) shall not be subject to the cap set forth in clause (i) of this proviso; (h) all physical assets located in Seller’s or its Affiliates’ offices in Houston, Texas and all communication devices and information technology systems (and components thereof) not constituting Production Related IT Equipment and not located in the Field Offices or on the Properties; (i) all rights, benefits and releases of Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Effective Time; (j) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (k) all documents and instruments of Seller that are protected by an attorney-client privilege or any attorney work product doctrine (excluding title opinions); (l) all audit rights or obligations (and all claims, defenses, causes of action and rights to settlements, refunds and proceeds with respect thereto) for which Seller or its Affiliate bear responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (m) all of Seller’s and its Affiliates’ proprietary and non-proprietary geophysical or other seismic and related technical data and information, including Seller’s or its Affiliate’s interpretations of any such data (whether or not relating to the Assets); (n) documents prepared or received by Seller or its Affiliates with respect to: (i) lists of prospective purchasers for such transactions compiled by Seller; (ii) bids submitted by other prospective purchasers of the Assets; (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser; (iv) correspondence between or among Seller, its Representatives and any prospective purchaser other than Buyer; and (v) correspondence between or among Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the Contemplated Transactions; (o) all emails on Seller’s servers and networks and all other electronic files on Seller’s servers and networks, in each case, constituting any other Excluded Asset; (p) a copy of all Records; (q) any Contracts that constitute master services agreements or similar contracts (other than those providing for compressor or other equipment rentals); (r) other than any Subject Hedge that is novated to Buyer at Closing in accordance with Section 6.9, any Hedge Contracts; (s) any debt instruments of Seller; (t) any NAESB contracts to which Seller or any of its Affiliates is a party (other than that certain trade confirmation with MarkWest Hydrocarbons, LLC, dated effective January 1, 2025, relating to the purchase of natural gas liquids); (u) all of Seller’s rights, interests and properties that are not included in the definition of “Assets,” including the assets, properties and interests specifically listed in Exhibit F; and (v) the Excluded Deep Rights, Excluded Deep Wells, and Excluded Royalties.
“Excluded Deep Rights” means, other than the Conveyed Deep Wellbore Rights, all right, title and interest of Seller and its Affiliates in and to all depths, formations and rights below the base of the Cotton Valley formation.
“Excluded Deep Wells” means, other than the Conveyed Deep Wells, all wellbores currently producing, or capable of producing, below the base of the Cotton Valley formation.
“Excluded Royalties” means all right, title and interest of Seller (and its Affiliates) in and to all Royalties burdening production from any well (other than any well located in Cherokee County, Texas) in which Seller or its Affiliates, as of the Effective Time, did not own any Working Interest (including any after payout interests), including, without limitation, those described on Exhibit G.
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Expert” has the meaning set forth in Section 11.14(b).

“Expert Decision” has the meaning set forth in Section 11.14(d).
“Expert Proceeding Notice” has the meaning set forth in Section 11.14(a).
“Field Offices” has the meaning set forth in the definition of “Assets.”
“Final Amount” has the meaning set forth in Section 2.5(d).
“Final Settlement Date” has the meaning set forth in Section 2.5(d).
“Final Settlement Statement” has the meaning set forth in Section 2.5(d).
“Fraud” means (a) a knowing and intentional misrepresentation of a material fact by a Party, including with respect to any representation or warranty hereunder, (b) made with the intent of inducing any other Party to act, or refrain from acting, or otherwise rely on such knowing and intentional misrepresentation to such induced Party’s detriment and (c) made with the actual (not constructive or imputed) knowledge or belief of its falsity. For the avoidance of doubt, “Fraud” does not include constructive fraud, equitable fraud or promissory fraud.
“Fundamental Representations” means those representations set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.6.
“GAAP” means generally accepted accounting principles in the United States as interpreted as of the Execution Date.
“Governmental Authorization” means any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Group” means either Buyer Group or Seller Group, as applicable.
“Hazardous Materials” means any chemical, constituent, material, pollutant, contaminant, substance or hazardous or toxic waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law.

“Hedge Contract” means any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hedge Purchase Price” has the meaning set forth in Section 2.2.
“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and imbalances under gathering or transportation agreements.
“Income Taxes” means income or franchise Taxes based upon, measured by or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).
“Instruments of Conveyance” means the Assignment and Deed.
“Interest Reduction” has the meaning set forth in clause (a) of the definition of “Permitted Encumbrances.”
“Knowledge” means (a) with respect to Seller, the actual knowledge (without any duty of inquiry) of the following persons: Frank A. Belveal (President and Chief Executive Officer), Richard G Ghiselin, III (Vice President – Operations), Matthew R. Heintz (Vice President and General Counsel), Peter R. Lawrence (Vice President – Engineering) and Aaron K. Skidmore (Vice President and Chief Financial Officer), and (b) with respect to Buyer, the actual knowledge (without any duty of inquiry) of the following persons: Rick Gideon (Chief Operating Officer) and Michael Rigg (Executive Vice President & Chief Investment Officer).
“Lands” has the meaning set forth in the definition of “Assets.”
“Leases” has the meaning set forth in the definition of “Assets.”

“Legal Requirement” means any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, or treaty.
“Lowest Cost Response” means the response required or allowed under Environmental Laws in effect on the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to plugging and abandonment obligations or the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM to the extent within limits permitted under Environmental Law.
“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole. Notwithstanding the foregoing, the term “Material Adverse Effect” shall not include material adverse effects resulting from: (a) entering into this Agreement or the announcement of the Contemplated Transactions; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (c) any action or omission of any Seller Party taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (d) any effect resulting from general changes in industry, economic or political conditions in the United States; (e) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder; (f) any set of facts, occurrences or conditions specified in reasonable detail in the Exhibits or Seller’s disclosure Schedules to this Agreement as of the Execution Date; (g) any failure to meet internal or third-party projections or forecasts or revenue or earnings or reserve predictions; (h) changes or developments in financial or securities markets or the economy in general; (i) the outbreak or continuation of any disease, epidemic or pandemic (including the continuation of COVID-19 or any variation thereof); (j) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Seller’s action or inaction; (k) acts of God, including hurricanes and storms; (l) any reclassification or recalculation of reserves in the ordinary course of business; (m) natural declines in well performance; (n) general changes in Legal Requirements, in regulatory policies, or in GAAP (or the interpretation thereof); (o) seasonal reductions in revenues or earnings of any Seller Party in the ordinary course of their business; (p) matters that are cured or no longer exist by the earlier of

Closing and the termination of this Agreement at no cost or liability to Buyer; or (q) matters as to which an adjustment is provided for under Section 2.5(c)(ii) or for which any Seller Party is required to indemnify Buyer under this Agreement or any Transaction Document; provided that the exceptions in clauses (b), (d), (e), (h), (i) and (n) above shall apply only to the extent that such changes do not have a disproportionate impact on Seller as compared to other Persons in the oil and gas industry in the geographic region in which the Assets are located.
“Material Contracts” has the meaning set forth in Section 3.9(a).
“Midstream Agreements” has the meaning set forth in Section 6.3.
“Minerals” has the meaning set forth in the definition of “Assets.”
“Net Revenue Interest” means with respect to the Target Formation for any Unit or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Unit or Well within such Target Formation throughout the productive life or term thereof (and subject to any reservations, limitations or depth restrictions described in Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit B-2 or Schedule 2.7 for such Unit or Well), after satisfaction of all other Royalties.
“Non-Novated Hedge” has the meaning set forth in Section 6.9.
“NORM” means naturally occurring radioactive material.
“Novated Hedge” has the meaning set forth in Section 6.9.
“Order” means any binding award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.
“Original Material Contract” means a Material Contract that was originally executed by Seller or its Affiliates.
“Outside Date” has the meaning set forth as defined in Section 9.1(d).
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Party Affiliate” has the meaning set forth in Section 12.15.

“Permits” means all governmental (whether federal, state or local) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations and related instruments or rights solely relating to the ownership, operation or use of the Assets.
“Permitted Consent” means any Consent that is not a Required Consent.
“Permitted Encumbrance” means any of the following:
(a)the terms and conditions of all Leases and Contracts (including sliding scale royalties) if the net cumulative effect of such Leases and Contracts does not: (i) materially interfere with the operation or use of any of the Assets (as currently operated and used); (ii) operate to reduce the Net Revenue Interest of Seller with respect to the Target Formation for any Unit or Well to an amount less than the Net Revenue Interest set forth in Schedule 2.7, as applicable, for such Unit or Well as to such Target Formation; or (iii) obligate Seller to bear a Working Interest for any Unit or Well in any amount greater than the Working Interest set forth in Schedule 2.7 for such Unit or Well as to the applicable Target Formation (unless the Net Revenue Interest for such Unit or Well is greater than the Net Revenue Interest set forth in Schedule 2.7, as applicable, in the same or greater proportion as any increase in such Working Interest) (clauses (ii), and (iii), collectively, an “Interest Reduction”);
(b)subject to compliance with Section 11.1 and Section 11.2, any Preferential Purchase Rights, Consents and similar agreements or rights of Third Parties;
(c)excepting circumstances where such rights have already been triggered prior to the Effective Time, rights of reassignment upon the surrender or expiration of any Lease;
(d)liens for Taxes that are not yet delinquent (taking into account those extensions that do not result in the imposition of a penalty) or, if delinquent, that are being contested in good faith and identified on Schedule PE and for which appropriate reserves have been established in accordance with GAAP;
(e)all rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the conveyance of the Leases;
(f)Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement or (except for those matters covered by Section 3.18) Title Defects that were not properly asserted by Buyer prior to the Defect Notice Date;
(g)Encumbrances or defects arising out of or relating to the matters set forth on Schedule 3.5;
(h)all Legal Requirements and all rights reserved to or vested in any Governmental Body: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;
(i)rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership, in each case, to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;
(j)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used or result in an Interest Reduction;
(k)any (i) liens created under the terms of the Leases, Surface Fee Properties, Easements and Surface Interests, or the Contracts, (ii) materialman’s liens, warehouseman’s liens, workman’s liens, carrier’s liens, mechanic’s liens, vendor’s liens, repairman’s liens, employee’s liens, contractor’s, operator’s liens, construction liens, (iii) liens pursuant to any applicable federal or state securities Legal Requirement and (iv) any other similar liens arising in the ordinary course of business that, in each case of (i), (ii), (iii) or (iv), secure amounts or obligations not yet delinquent (including any amounts being withheld as provided by any Legal Requirement), or, if delinquent, that are being contested in good faith by appropriate Proceedings and identified on Schedule PE;
(l)any drilling obligations included in Leases so long as Seller is not in breach of such obligations in a manner that would result in the termination of any such Leases or any portion thereof;
(m)any Encumbrance affecting the Assets that is (i) discharged at no cost to Buyer or (ii) waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;
(n)defects based solely on assertions that Seller’s files lack information (including title opinions);
(o)lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar Royalties if the net cumulative effect of such Royalties does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used) or (ii) result in an Interest Reduction;
(p)defects or irregularities of title: (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment or approval of any instrument in Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments or mortgages (including mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease) that have expired by their own terms; (vi) solely based upon or related to probate proceedings or the lack thereof, unless Buyer affirmatively demonstrates a Third Party’s valid and superior claim to title (evidence of which shall be included in the applicable Title Defect Notice); (vii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the applicable Asset; (viii) based on a gap in Seller’s chain of title: (A) so long as such gap does not provide a Third Party with an actual superior claim of title; or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (ix) consisting of the lack of a lease amendment or consent authorizing pooling or unitization to the extent (A) the applicable Well has been properly permitted by the applicable Governmental Body; or (B) the allocation of Hydrocarbons produced from the applicable Well among the related Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;
(q)Imbalances;
(r)plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);
(s)calls on Hydrocarbon production under existing Contracts;
(t)defects arising from failure of any non-participating royalty owners to ratify a unit;
(u)all defects or irregularities, to the extent affecting depths, intervals, formations or strata outside of the Target Formation of a Unit or Well;
(v)any matters referenced or set forth on Exhibit A-1, Exhibit A-2, Exhibit B-1 or Exhibit B-2 or described in Schedule PE or Schedule 2.7;
(w)any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision, or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset to Buyer;
(x)defects based on or arising out of the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent: (i) such Well has been properly permitted by the applicable Governmental Body; or (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;
(y)zoning and planning ordinances and municipal regulations;
(z)with respect to any Well that has not been completed as a producing well as of the Execution Date, defects based on Buyer’s change (or desired change) in the surface or bottomhole location, borehole or drainhole path, well or operational plan, or operational technique in compliance with this Agreement;
(aa)the inability to access any surface location of the Assets other than the site of a currently producing Well, but only to the extent such inability does not interfere in any material respect with the use or operation of any Assets (as currently used or operated);
(ab)defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor, unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and, in such case, such mortgage has not been subordinated to the Lease applicable to such Asset;
(ac)except to the extent such delay or failure has resulted in a Third Party’s superior claim of title to the affected Unit, Well or Lease, any (i) failure of the records of any Governmental Body to reflect Seller as the owner of any Asset; provided, that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county; (ii) failure to record Leases, Easements and Surface Interests or Surface Fee Properties issued by any Governmental Body in the real property, conveyance or other records of the county in which such Leases, Easements and Surface Interests or Surface Fee Properties are located; provided, that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Body that issued any such Lease, right of way or Surface Fee Properties; or (iii) delay or failure of any Governmental Body to approve the assignment of any Property to Seller or any Seller Affiliate or any predecessor in title thereto; provided, that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance or other records of the applicable county, unless such approval has been expressly denied or rejected in writing by such Governmental Body;
(ad)defects or irregularities arising out of lack of corporate authorization or a variation in corporate name (unless it is clear from other documentation that a signatory party has not signed a document in the proper representative capacity), unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Asset;
(ae)defects or irregularities which have not, for a period of 9 years prior to the date of this Agreement, delayed or prevented Seller (or Seller’s predecessor) from receiving its share of the proceeds of production from the associated Unit, Well or Lease, unless Buyer provides affirmative evidence that another person has a superior claim of title to the relevant Asset;

(af)lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, communitization pooling or operating agreements, unit designations, joint operating agreement, spacing orders or production or drilling units not yet obtained, formed or created;
(ag)the Affiliate NPIs and beneficial interests in the Assets held by Sheridan Production Partners III-A, L.P. or Sheridan Production Partners III-M, L.P. that will be conveyed to Buyer at Closing;
(ah)the overriding royalty interests and other interests conveyed pursuant to that certain Prior ORRI Conveyance; and
(ai)any other Encumbrance, agreements, contracts, instruments, defects or irregularities affecting the Assets which individually or in the aggregate do not (A) materially interfere with the ownership or operation of, or materially detract from the value of, the Assets, (B) prevent Buyer from receiving the proceeds of production from the Assets, (C) operate to reduce the Net Revenue Interest of Seller with respect to any Well or Unit identified on Schedule 2.7 (limited to the Target Formation), to an amount less than the Net Revenue Interest set forth for such Well or Unit on Schedule 2.7, and (D) does not obligate Seller to bear a Working Interest with respect to any Well or Unit identified on Schedule 2.7 (limited to the Target Formation), in an amount greater than the Working Interest set forth on Schedule 2.7, for that Well or Unit (unless the Net Revenue Interest for that Well or Unit is greater than the Net Revenue Interest set forth on Schedule 2.7, in the same or greater proportion as any increase in such Working Interest).
“Person” means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.
“Phase I Environmental Site Assessment” means a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21) or any other similar visual site assessment (including the use of forward-looking infrared devices, sniffers, drones and similar equipment) or review of records, reports or documents.
“Phase II Assessment” has the meaning set forth in Section 5.1(b).
“Post-Closing Date” has the meaning set forth in Section 2.5(d).
“Preferential Purchase Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
“Preliminary Amount” means the Purchase Price, adjusted as provided in Section 2.5(c), based upon the best information available at the time of the Closing utilizing accrual accounting methods for revenues and Property Costs through the Closing Date.
“Prior ORRI Conveyance” means that certain Partial Reconveyance of Net Profits Overriding Royalty Interest and Conveyance of Overriding Royalty and Non-Participating Royalty Interest, dated December 22, 2025, by and among Sheridan Production Partners III-B, L.P., Sheridan Production Company III-A, L.P., Sheridan Production Company III-M, L.P., Sheridan Royalty Holdings III, LLC, and Seller.
“Preliminary Settlement Statement” has the meaning set forth in Section 2.3(b).
“Proceeding” means any proceeding, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before any Governmental Body.
“Production Related IT Equipment” has the meaning set forth in the definition of “Assets.”
“Property” or “Properties” has the meaning set forth in the definition of “Assets.”
“Property Costs” means all operating expenses (including utilities, payroll, costs of insurance, rentals, unutilized transportation and minimum volume commitment charges, rig demobilization costs, title examination costs) and capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other property acquisition costs and costs of acquiring equipment), respectively, incurred in the ordinary course of business attributable to the use, operation and ownership of the Assets (without duplication); provided, however, Damages attributable to the following shall be excluded from Property Costs: (a) personal injury or death, property damage, torts, breach of contract or violation of any Legal Requirement; (b) future obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits (other than any such operations as are expressly contemplated in Schedule 3.12 or Schedule 5.2); (c) Environmental Liabilities; (d) costs incurred to cure or remediate Title Defects or Environmental Defects under this Agreement; (e) obligations with respect to Imbalances; (f) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds; (g) Taxes; (h) claims for improper calculation or payment of royalties or similar burdens based on the deduction of post-production costs or use of prices received by Seller or a particular reference price; (i) Casualty Loss, (j) costs incurred to obtain a Required Consent, (k) any breach by Seller of its representations and warranties or covenants set forth herein and (l) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (k), whether such claims are made pursuant to contract or otherwise. For the avoidance of doubt, “Property Costs” shall include costs and expenses arising from or related to maintenance, replacements, or repairs of the Assets performed in the ordinary course of business.
“Public Announcement Restrictions” has the meaning set forth in Section 12.12(a).
“Purchase Price” has the meaning set forth in Section 2.2.
“R&W Insurance Policy” means an insurance policy to be issued by an insurer selected by Buyer, to be fully paid by Buyer and bound for the benefit of Buyer in accordance with Section 6.6. The term “R&W Insurance Policy” shall also include any excess representations and warranties insurance policies providing coverage in excess of the base policy.
“Records” has the meaning set forth in the definition of “Assets.”
“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Required Consent” means any Consent with respect to which: (a) such Consent is expressly denied in writing by the holder of the Consent; or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof: (i) is void or voidable; (ii) triggers the payment of specified liquidated damages or penalties; or (iii) causes termination of the applicable Assets to be assigned. For the avoidance of doubt, “Required Consent” does not include: (x) any Customary Post-Closing Consents and (y) other than for Consents under clause (a) above, any Consent that, by its terms may not be unreasonably withheld.
“Retained Assets” means any right, title or interest of Seller in and to the assets and properties that are originally included in the Assets under the terms of this Agreement but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.
“Retained Liabilities” means any Damages related to or arising out (a) the matters set forth on Schedule 1, (b) any matter for which (i) Seller received proper service of process prior to the Execution Date or (ii) to Seller’s Knowledge, Seller has received a written claim during the three (3) year period prior to the Execution Date, in each case of clauses (i) and (ii), that should have been set forth on Schedule 3.5 but has been omitted therefrom, (c) Seller Taxes, and (d) the Excluded Assets; provided that, with respect to any matter described in clause (b)(ii), if no member of the Buyer Group has suffered or incurred Damages arising from or related to such matter on or before the twelve (12) month anniversary of the Closing Date, such matter shall cease to be a Retained Liability and shall become an Assumed Liability for all purposes hereunder.
“Royalties” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of Hydrocarbon production.
“Scheduled Closing Date” has the meaning set forth in Section 2.3(a).
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Certificate” has the meaning set forth in Section 2.4(a)(iii).
“Seller Closing Documents” has the meaning set forth in Section 3.2(a).
“Seller Group” means Seller and its Affiliates, and their respective Representatives.
“Seller Party” means Seller and any of its Affiliates that will execute and deliver any of the Seller Closing Documents.
“Seller Prepared Return” has the meaning set forth in Section 12.3(b).
“Seller Taxes” means any (a) Asset Taxes allocated to Seller hereunder, (b) income, capital gains, franchise or similar Taxes of Seller or any of its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member and (c) Taxes attributable to the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets.
“Settlement Price” means, with respect to volumes of Hydrocarbons: (a) if such volumes are actually sold on or prior to the date of determination of the Settlement Price, the actual sale price for such Hydrocarbons; (b) if such volumes have not been sold on or prior to the date of determination, but are subject to Contracts setting forth pricing terms for the sale of such Hydrocarbons, the Contract price for such volumes as of the Effective Time; or (c) if neither clause (a) or (b) applies to such Hydrocarbons on the date of determination of the Settlement Price, then the Settlement Price shall be the applicable posted price in the field where the Assets are located at the Effective Time.
“Straddle Period” means any taxable period that includes, but does not end on, the Effective Time.
“Subject Hedges” has the meaning set forth in Section 6.9.

“Surface Fee Properties” has the meaning set forth in the definition of “Assets.”
“Suspense Funds” means all funds held in suspense (whether positive or negative, and including funds held in suspense for unleased interests) that are attributable to the Assets or any interests pooled, unitized, or communitized therewith; provided, however, the term “Suspense Funds” does not include any interest or penalty on any such funds.
“Target Area” means (i) the entirety of Cherokee, Harrison, Panola and Rusk Counties, Texas and (ii) the Kruse Gas Unit as described in the Unit Designation dated December 7, 1995, recorded in volume 963, page 122, as amended on March 19, 1996, and filed in volume 984, page 205 in the Deed Records of Nacogdoches County, Texas.
“Target Formation” means, with respect to each Unit, the formation(s) specified for such Unit on Schedule 2.7; and (b) Well, the currently producing formation (or, if such Well is not producing, the last productive formation (if such Well has previously produced) or the target landing formation, as applicable) for such Well.
“Tax” or “Taxes” means any and all federal, state, provincial, local, and non-U.S. taxes and similar assessments imposed by a Governmental Body, including income, profits, franchise, gross receipts, registration, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise (excluding, for these purposes, any obligation to indemnify any Person pursuant to customary provisions contained in Contracts entered into in the ordinary course of business and that do not relate primarily to Taxes).
“Tax Allocation” has the meaning set forth in Section 2.7(b).
“Tax Contest” has the meaning set forth in Section 12.3(e).
“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Threatened” means, with respect to a claim, Proceeding, dispute, action or other matter, any demand or statement that has been made in writing to a Party or any of its officers, directors or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.
“Title Benefit” has the meaning set forth in Section 11.7(a).
“Title Benefit Amount” has the meaning set forth in Section 11.7(b).
“Title Benefit Notice” has the meaning set forth in Section 11.7(a).
“Title Benefit Properties” has the meaning set forth in Section 11.7(a).
“Title Benefit Value” has the meaning set forth in Section 11.7(a).
“Title Defect” means any Encumbrance (other than Permitted Encumbrances), defect or other matter that causes Seller not to have Defensible Title, other than the following (which shall not be considered Title Defects):
(a)    any Encumbrance or loss of title resulting from Seller’s conduct of business following the Execution Date unless such conduct is in violation of the provisions this Agreement;
(b)    defects arising from any change in applicable Legal Requirement after the Execution Date;
(c)    defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the Lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which shall include written communication by a party with record title to such prior lease asserting the validity of the Lease; and
(d)    defects that affect only which non-Seller Person has the right to receive Royalty payments or Working Interest payments, rather than the amount or the proper payment of such Royalty or working interest payment.
“Title Defect Cure Period” has the meaning set forth in Section 11.5(a).
“Title Defect Notice” has the meaning set forth in Section 11.3.
“Title Defect Property” has the meaning set forth in Section 11.3.
“Title Defect Value” has the meaning set forth in Section 11.3.

“Transaction Documents” means (a) this Agreement, (b) the Instruments of Conveyance, (c) the Confidentiality Agreement, (d) Seller’s Closing Documents, (e) Buyer’s Closing Documents and (f) any other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing or delivered by a Party at Closing.
“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding Income Taxes and Asset Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Buyer or the filing or recording of any assignments related to the transfer of the Assets to Buyer.
“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached to this Agreement as Exhibit I, to be executed and delivered at Closing.
“Units” has the meaning set forth in the definition of “Assets.”
“Wells” has the meaning set forth in the definition of “Assets.”
“Working Interest” means with respect to the Target Formation of any Unit or Well, the interest in and to such Unit or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Unit or Well (and subject to any reservations, limitations or depth restrictions described in Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit B-2 or Schedule 2.7), but without regard to the effect of any Royalties or other burdens.
Section 1.2Construction. The headings of Sections, Articles, Exhibits and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit” or “Schedule” refer to the corresponding Section, Article, Exhibit or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit or Schedule or other provision of this Agreement. Each definition of a defined term in this Agreement shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. The word “or” means and includes “and/or” unless the context requires otherwise. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms of such Contract and this Agreement. Unless otherwise expressly provided in this Agreement, any statute or Legal Requirement defined or referred to in this Agreement means such statute or Legal Requirement as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and all rules or regulations promulgated under such statute or Legal Requirement. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement to the extent not defined, will have the meaning given to it under GAAP and COPAS, as in effect on the Execution Date. The terms “day” and “days” mean and refer to calendar day(s). If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision of this Agreement or who supplied the form of Agreement. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business in substantially the same manner as conducted in the twelve (12)-month period prior to the Execution Date.”
Article 2
SALE AND TRANSFER OF ASSETS; CLOSING
Section 2.1Assets.
Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Assets, effective as of the Effective Time, to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Seller. For the avoidance of doubt, and notwithstanding the foregoing, ownership of the Assets shall transfer for U.S. federal income tax purposes from Seller to Buyer only as of the Closing (if the Closing occurs).
Section 2.2Purchase Price; Deposit. Subject to any adjustments that may be made under Section 2.5, (a) the purchase price for the Assets will be $245,000,000 (the “Asset Purchase Price”) and (b) the purchase price for the Subject Hedges shall be $2,800,549 (the “Hedge Purchase Price”). The sum of the Asset Purchase Price plus the Hedge Purchase Price is referred to in this Agreement as the “Purchase Price”. Prior to 5:00 p.m. Central Time on the next Business Day following the Execution Date, Buyer shall deposit an amount equal to ten percent (10%) of the Purchase Price by wire transfer in same day funds (such deposited amount, together with any interest and earnings thereon, the “Deposit Amount”) with the Escrow Agent into an escrow account (the “Deposit Escrow Account”) established pursuant to the terms and conditions of the Escrow Agreement and to be held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement. If the Closing timely occurs, the Deposit Amount shall be applied as a credit toward the Preliminary Amount as provided in Section 2.4(b)(i). If this Agreement is terminated prior to the Closing in accordance with Section 9.1, then the provisions of Section 9.2 shall apply to the Deposit Amount.
Section 2.3Closing; Preliminary Settlement Statement.
(a)Subject to Section 9.1, the Closing shall, unless otherwise agreed to in writing by Buyer and Seller, take place remotely and electronically on the later to occur of: (i) April 30, 2026 (the “Scheduled Closing Date”) or (ii) if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived as of the Scheduled Closing Date, within five (5) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9. The date (if any) on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the provisions of Articles 7, 8, and 9, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.
(b)Not later than five (5) Business Days prior to the Scheduled Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s reasonable determination of the Preliminary Amount based upon the best information available at that time (the “Preliminary Settlement Statement”). The Preliminary Settlement Statement may include Seller’s good faith estimates where actual amounts are not known at the time of Seller’s delivery thereof. Within two (2) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto. Seller shall consider in a good faith all such objections and proposed changes. The estimate agreed to by Seller and Buyer, or, absent such agreement, set forth in the Preliminary Settlement Statement delivered by Seller, will be the Preliminary Amount for purposes of Closing.
Section 2.4Closing Obligations. At the Closing:
(a)Seller shall deliver, execute or acknowledge (or cause the appropriate Persons to deliver, execute or acknowledge) to Buyer (or the other appropriate Persons):
(i)the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of any state leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;
(ii)a counterpart of the joint written instruction executed by Seller to the Escrow Agent to transfer the Deposit Amount to Seller;
(iii)a certificate, in substantially the form set forth in Exhibit H-1 from Seller, executed by an authorized Person of Seller and certifying on behalf of Seller that its conditions to Closing set forth in Section 7.1 and Section 7.2 have been fulfilled (the “Seller Certificate”);
(iv)a valid Internal Revenue Service Form W-9 of Seller (or, if Seller is a disregarded entity for U.S. federal income Tax purposes, its regarded owner);
(v)an executed counterpart of the Preliminary Settlement Statement;
(vi)for each Well operated by Seller or its applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Seller as are necessary to designate Buyer as operator of such Wells;
(vii)evidence of releases of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its Affiliates encumbering the Assets;
(viii)the Transition Services Agreement;
(ix)a reconveyance of all Affiliate NPIs from Sheridan Production Partners III-B, L.P. to Sheridan Production Partners III-M, L.P. and Seller in form and substance reasonably satisfactory to Buyer, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;
(x)reasonable documentation evidencing the termination of the Non-Novated Hedges as of the Closing Date;
(xi)counterparts of novations and any other agreements or documents required to novate the Novated Hedges from the applicable Seller Party to Buyer; and
(xii)such documents as Buyer or counsel for Buyer may reasonably request and that are necessary to effectuate the transactions contemplated by this Agreement, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).
(b)Buyer shall deliver, execute or acknowledge (or cause the appropriate Persons to deliver, execute or acknowledge) to Seller (or the other appropriate Persons):
(i)an amount equal to: (x) the Preliminary Amount; minus (y) the Deposit Amount; minus (z) the Defect Escrow Amount, if any, by wire transfer to the account specified in a written notice given by Seller to Buyer at least two (2) Business Days prior to the Scheduled Closing Date;
(ii)a portion of the Preliminary Amount equal to the sum of: (i) the aggregate Disputed Title Amount; plus (ii) the aggregate Disputed Environmental Amount; plus (iii) the aggregate amount of alleged Title Defect Values associated with Title Defects that Seller has elected to cure pursuant to Section 11.5(a) that are not yet cured as of the Closing Date (collectively, the “Defect Escrow Amount”), to the Escrow Agent by wire transfer to the Defect Escrow Account;
(iii)a counterpart of the joint written instruction executed by Buyer to the Escrow Agent to transfer the Deposit Amount to Seller;
(iv)the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of any state leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;
(v)a certificate, in substantially the form set forth in Exhibit H-2 duly executed by an authorized Person of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 8.1 and Section 8.2 have been fulfilled;
(vi)an executed counterpart of the Preliminary Settlement Statement;
(vii)for each Well operated by Seller or its applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Seller as are necessary to designate Buyer as operator of such Wells;

(viii)the Transition Services Agreement;
(ix)evidence of replacement bonds, guarantees, other sureties, letters of credit, or other credit support, pursuant to Section 6.2(a) or Section 6.3, as applicable, and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets and to release Seller from any existing bonds, guaranties or other sureties;
(x)counterparts of novations and any other agreements or documents required to novate the Novated Hedges from the applicable Seller Party to Buyer; and
(xi)such other documents as Seller or counsel for Seller may reasonably request and that are necessary to effectuate the transactions contemplated by this Agreement, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer and reasonably satisfactory to Seller).
Section 2.5Allocations and Adjustments. If the Closing occurs, then subject to Section 2.5(e):
(a)Buyer shall be: (i) entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time; and (ii) responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets that are incurred from and after the Effective Time. Seller shall be: (A) entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time; and (B) responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards, each as consistently applied by Seller prior to Closing; provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control.
(b)For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 2.5: (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run; and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall: (A) rely upon the gauging, metering and strapping procedures which were conducted by Seller on or about the Effective Time; and (B) utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time, unless such procedures are demonstrated to be inaccurate. Asset Taxes shall be prorated in accordance with Section 12.3. Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.
(c)The Purchase Price (as applicable to the Asset Purchase Price or Hedge Purchase Price) shall be, without duplication,
(i)increased by the following amounts:
(A)the aggregate amount of: (1) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Seller is entitled under Section 2.5(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs, in each case, to the extent actually deducted from the proceeds received by Buyer, or otherwise economically borne by Buyer, but excluding Taxes); and (2) any other proceeds received by Buyer with respect to the Assets to which Seller would otherwise be entitled under Section 2.5(a);
(B)the amount of all Asset Taxes allocable to Buyer pursuant to Section 12.3(a) but paid or economically borne by Seller or any Affiliate of Seller;
(C)the aggregate amount of all non-reimbursed (I) Property Costs and (II) other costs and expenses with respect to the operation of the Assets in the ordinary course of business that do not constitute any of the exclusions set forth in the definition of “Property Costs”, in each case, that have been paid or economically borne by Seller or its Affiliates that are attributable to Seller’s interest in the Assets from and after the Effective Time;
(D)a fixed overhead charge equal to $750,000 per month from the Effective Time through the Closing Date (prorated for any partial month);
(E)to the extent that proceeds for such volumes have not been received by Seller or its Affiliates, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines, loading terminals or plants (including inventory, line fill and tank fill, but excluding tank bottoms) as of the Effective Time, calculated based on the applicable Settlement Price;
(F)the amount if any, of the Title Benefit Amount;
(G)if applicable, the amount, if any, of Imbalances in favor of Seller, multiplied by $3.00 per Mcf or $60 per bbl, as applicable, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller or its Affiliates as of the Effective Time;

(H)the aggregate amount of any negative monthly settlement amounts for the Subject Hedges that are paid or otherwise economically borne by any Seller Party after the Effective Time;
(I)with respect to each Novated Hedge, the aggregate amount of any costs incurred by the Seller Parties to novate the Novated Hedges from the Seller Parties to Buyer;
(J)with respect to each Non-Novated Hedge for which the applicable Seller Party would be required to make a cash payment to terminate such Non-Novated Hedge at Closing, the amount of such payment;
(K)with respect to each Non-Novated Hedge that is terminated by a Seller Party, the amount of any Third Party costs or expense incurred by any Seller Party to terminate such Non-Novated Hedge (without duplication of amounts captured in Sections 2.5(c)(i)(J) or 2.5(c)(ii)(H); and
(L)the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties; and
(ii)decreased by the following amounts:
(A)the aggregate amount of: (1) proceeds received by Seller or its Affiliates from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.5(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs, in each case, to the extent actually deducted from the proceeds received by Seller or its Affiliates, or otherwise economically borne by Seller or its Affiliates, but excluding Taxes); and (2) other proceeds received by Seller or its Affiliates with respect to the Assets for which Buyer would otherwise be entitled under Section 2.5(a);
(B)the amount of all Asset Taxes allocable to Seller pursuant to Section 12.3(a) but paid or economically borne by Buyer or any Affiliate of Buyer;
(C)the aggregate amount of all finally agreed downward adjustments to the Purchase Price pursuant to Article 11;
(D)the aggregate amount of Allocated Values for Assets excluded from the Closing pursuant to Section 5.1(b);
(E)the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time and that are actually paid by Buyer;

(F)the amount of the Suspense Funds;
(G)if applicable, the amount, if any, of Imbalances owing by Seller, multiplied by $3.00 per Mcf or $60 per bbl, as applicable, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller or its Affiliates as of the Effective Time;
(H)the aggregate amount of any positive monthly settlement amounts for the Subject Hedges that are actually received by any Seller Party after the Effective Time;
(I)with respect to each Non-Novated Hedge for which the applicable Seller Party would receive a cash payment to terminate such Non-Novated Hedge at Closing, the amount of such payment; and
(J)the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.
(d)As soon as practicable after the Closing, but no later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price. Buyer shall cooperate with Seller and provide access to any books, records and data as may be reasonably requested by Seller in connection with the preparation of the Final Settlement Statement. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement (the “Dispute Notice”). The Dispute Notice shall include a detailed explanation of all of Buyer’s proposed changes and supporting information forming the basis for each such change. During such thirty (30)-day period, Buyer shall be given reasonable access to Seller’s books and records (except any such books and records or other data that are Excluded Assets) relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed accepted and become final and binding on the Parties. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred sixty (160) days after the Closing Date (the “Post-Closing Date”). If the disputed amounts are resolved prior to the Post-Closing Date, the Final Settlement Statement with such agreed changes shall become final and binding. Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.5(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.14, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties may submit the Dispute to the Houston, Texas office of Grant Thornton, or if Grant Thornton is not available, to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”). Such submission shall include a written description of each such Dispute along with reasonable supporting detail for the position of Buyer, on the one hand, and Seller, on the other hand. Upon receipt of such submission, the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall be binding on the Parties, and each of Seller and Buyer shall bear its own legal fees and other costs presenting its case to the Accounting Expert (excluding any fees or expenses owed to the Accounting Expert). Each of Seller and Buyer shall be responsible for any fees or expenses owed to the Accounting Expert proportionately to the extent the Accounting Expert has not selected Seller’s or Buyer’s respective position on an aggregate dollar basis with respect to all amounts submitted for determination pursuant to this Section 2.5(d). For example, (i) if Seller claims the final aggregate net adjustment to the Purchase Price is $3,000, (ii) Buyer claims the final aggregate net adjustment to the Purchase Price is $2,000, and (iii) the Accounting Expert ultimately determines that the final aggregate net adjustment to the Purchase Price is $2,300, then the costs and expenses of the Accounting Expert will be allocated thirty percent (30%) (i.e., 300 ÷ 1,000) to Buyer and seventy percent (70%) (i.e., 700 ÷ 1,000) to Seller. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to, deemed agreed to, or fully and finally determined by the Accounting Expert as set forth in this Section 2.5(d) is referred to in this Agreement as the “Final Settlement Date,” and the final adjusted Purchase Price based on such final adjustments and amounts is referred to in this Agreement as the “Final Amount.” If: (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Seller an amount equal to the Final Amount, minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Seller shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Seller or Buyer, as applicable.
(e)Notwithstanding anything to the contrary in this Agreement, following the date that is twelve (12) months after the Closing Date, Seller shall have no further: (i) entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets; or (ii) responsibility for all Property Costs incurred with respect to the Assets.
(f)With respect to the Suspense Funds, Buyer acknowledges that (i) the Suspense Funds change on a day-by-day basis, and such Suspense Funds may increase or decrease on a day-to-day basis, (ii) any Purchase Price adjustment under Section 2.5(c) as determined in the Preliminary Settlement Statement will likely be different than any Purchase Price adjustment under Section 2.5(d) as determined in the Final Settlement Statement due to the day-to-day change of any Suspense Funds, and (iii) the Suspense Funds may have associated penalties and interest associated with such Suspense Funds, and the Suspense Funds and any penalties and interest associated with such Suspense Funds (to the extent there is a downward adjustment to the Purchase Price for such amounts pursuant to Section 2.5(d)) are Assumed Liabilities.

Section 2.6Assumption. Without limiting Buyer’s rights to indemnity under Article 10 with respect the R&W Insurance Policy, from and after the Closing Date, except for the Retained Liabilities, Buyer shall assume, fulfill, perform, pay and discharge any and all liabilities, Damages and obligations of the Seller Group, whether known or unknown, arising from, based upon, related to, or associated with the Assets, whether attributable to any period prior to, at or after the Effective Time (collectively, the “Assumed Liabilities”), including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership or operation of the Assets (including, for the avoidance of doubt and subject to the allocation of Property Costs in accordance with Section 2.5(a) and Section 2.5(e), all Property Costs and other costs and expenses related to the ownership or operation of the Assets), regardless whether arising before, at or after the Effective Time; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets; (c) for plugging, abandonment, decommissioning and surface restoration of the Assets, including oil, gas, injection, water or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from the lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds; (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 10 and Article 11, attributable to or resulting from all environmental matters or Environmental Liabilities relating to the Assets (including the ownership thereof); and (h) attributable to or resulting from (i) Asset Taxes, (ii) Transfer Taxes or (iii) any other Taxes attributable to the Assets; (i) attributable to the Leases and the Applicable Contracts; provided that (x) the Assumed Liabilities do not include, and Buyer does not assume any obligations or liabilities of Seller to the extent that they are Retained Liabilities or other matters for which Seller is indemnifying Buyer hereunder, and (y) Buyer’s assumption of the Assumed Liabilities shall not affect the Parties agreement with respect to adjustments to the Purchase Price under Section 2.5(c). BUYER HEREBY ACKNOWLEDGES AND AGREES THAT: (I) THE ASSETS HAVE BEEN USED IN CONNECTION WITH THE EXPLORATION FOR, AND THE DEVELOPMENT, PRODUCTION, TREATMENT AND TRANSPORTATION OF, HYDROCARBONS; (II) SPILLS OF WASTES, HYDROCARBONS, PRODUCED WATER, HAZARDOUS MATERIALS AND OTHER MATERIALS AND SUBSTANCES MAY HAVE OCCURRED IN THE PAST OR IN CONNECTION WITH THE ASSETS; (III) THERE IS A POSSIBILITY THAT THERE ARE CURRENTLY UNKNOWN, ABANDONED WELLS, PLUGGED WELLS, PIPELINES AND OTHER EQUIPMENT ON OR UNDERNEATH THE PROPERTY UNDERLYING THE ASSETS; (IV) IT IS THE INTENT OF THE PARTIES THAT ALL LIABILITY ASSOCIATED WITH THE ABOVE MATTERS AS WELL AS ANY RESPONSIBILITY AND LIABILITY TO DECOMMISSION, PLUG OR REPLUG SUCH WELLS (INCLUDING THE WELLS) IN ACCORDANCE WITH ALL LEGAL REQUIREMENTS AND REQUIREMENTS OF GOVERNMENTAL BODIES BE PASSED TO BUYER WHETHER ARISING PRIOR TO, AT, OR AFTER THE EFFECTIVE TIME, AND THAT BUYER SHALL ASSUME ALL RESPONSIBILITY AND LIABILITY FOR SUCH MATTERS AND ALL CLAIMS AND DEMANDS RELATED THERETO; (V) THE ASSETS MAY CONTAIN ASBESTOS, HAZARDOUS MATERIALS OR NORM; (VI) NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS; (VII) WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS MAY CONTAIN NORM; AND (VIII) SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATING, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS MATERIALS AND OTHER MATERIALS FROM THE ASSETS. From and after the Closing, Seller shall retain and continue to be responsible for all liabilities, Damages and obligations, whether known or unknown, arising from, based upon, related to, or associated with the Retained Liabilities.

Section 2.7Allocation of Asset Purchase Price.
(a)The Asset Purchase Price shall be allocated between the Units and Wells as set forth on Schedule 2.7. Seller and Buyer agree to be bound by the Allocated Values set forth on Schedule 2.7 for purposes of Article 11.
(b)As soon as reasonably practicable following the Final Settlement Date, Seller shall deliver to Buyer for its review and approval an allocation of the Final Amount and any other items that are treated as consideration for U.S. federal Income Tax purposes among the six (6) categories of assets specified in Part II of Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 of the Code, and the regulations thereunder (the “Tax Allocation”). Buyer shall provide Seller with any comments to the Tax Allocation within thirty (30) days after the date of receipt by Buyer. If Buyer does not deliver any written notice of objection to the Tax Allocation within such thirty (30)-day period, the Tax Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such Dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Tax Allocation. Any subsequent adjustments to the Final Amount for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Tax Allocation that is determined to be final and binding pursuant to this Section 2.7(b) (if any). Seller and Buyer each agree to report, and to cause their respective Affiliates to report, consistently with such final Tax Allocation, as adjusted, on all Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. law). Seller and Buyer each agree not to take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, litigation, investigation or otherwise. Notwithstanding the foregoing, neither Seller nor Buyer shall be unreasonably impeded in their ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with the Tax Allocation. If Seller and Buyer are unable to agree to the Tax Allocation in accordance with the terms of this Section 2.7(b), each Party may adopt its own position regarding the allocation of the Final Amount (and any other items that are treated as consideration for U.S. federal Income Tax purposes) among the Assets based on its own determination and in its sole discretion. Whether or not Buyer and Seller reach an agreement with respect to the Tax Allocation, each Party shall promptly notify the other upon receipt of notice of any pending or Threatened Tax audit, claim or similar Proceeding related to the Tax Allocation.

Article 3REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the provisions of this Article 3 and the other terms and conditions of this Agreement, and the exceptions and matters set forth on Seller’s disclosure Schedules, Seller represents and warrants to Buyer, as of the Execution Date and the Closing Date, the following matters in this Article 3:

Section 3.1Organization and Good Standing. Each Seller Party is either a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the State in which it is organized. Each Seller Party, where required, is (or will be as of Closing) duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full organizational power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to result in a Material Adverse Effect.
Section 3.2Authority; No Conflict.
(a)The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary organizational action on the part of Seller. This Agreement has been duly executed and delivered by Seller. At the Closing, all instruments executed and delivered by any Seller Party at or in connection with the Closing shall have been duly executed and delivered by such Seller Party. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by any Seller Party of the Instruments of Conveyance and other Seller Closing Documents at the Closing, such Instruments of Conveyance and delivery of the other Seller Closing Documents shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by any Seller Party of any other documents at the Closing (collectively with the Instruments of Conveyance, the “Seller Closing Documents”), the Seller Closing Documents shall constitute the legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
(b)Except as set forth in Schedule 3.2(b), and assuming: (y) the receipt of all Consents; and (z) the waiver of all Preferential Purchase Rights, in each case as applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by any Seller Party shall, directly or indirectly (with or without notice or lapse of time):
(i)contravene, conflict with, or result in a violation of (A) any provision of any Seller Party’s Organizational Documents or (B) any resolution adopted by any Seller Party’s manager, officers or general partner;
(ii)contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Seller is a party and which affects the Assets or any Legal Requirement or Order to which any Seller Party, or any of the Assets, may be subject;
(iii)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Assets, where such contravention, conflict, result or right would result in a Material Adverse Effect; or
(iv)result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, where such imposition or creation would result in a Material Adverse Effect, except for Permitted Encumbrances.
Section 3.3Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by any Seller Party or, to Seller’s Knowledge, Threatened against any Seller Party.
Section 3.4Taxes. Except as disclosed on Schedule 3.4, (a) all material Tax Returns required to be filed by Seller with respect to Asset Taxes have been filed prior to delinquency (taking into account those extensions that do not result in the imposition of a penalty); (b) all material Asset Taxes required to be paid by Seller that have become due and payable have been paid prior to delinquency (taking into account those extensions that do not result in the imposition of a penalty); (c) there are no material administrative or judicial Proceedings by any Governmental Body pending, in writing, against Seller relating to Asset Taxes; (d) no Asset is subject to any tax partnership agreement requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; and (e) there are no Encumbrances on any of the Assets attributable to Asset Taxes (other than Permitted Encumbrances). Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.4 are the only representations and warranties of Seller in this Agreement with respect to Tax matters.
Section 3.5Legal Proceedings. Other than the Proceedings set forth on Schedule 3.5 or Proceedings under antitrust Legal Requirements that may arise after the Execution Date with respect to the Contemplated Transactions, as of the Execution Date, no Seller Party has been served with any Proceeding, and there is no pending or, to Seller’s Knowledge, Threatened Proceeding against any Seller Party or any of its Affiliates, in each case, that: (a) is not resolved and (b) (i) relates to any Seller Party’s ownership or operation of any of the Assets or (ii) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
Section 3.6Brokers. Neither Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions, other than obligations that are and will remain the sole responsibility of Seller and its Affiliates.
Section 3.7Compliance with Legal Requirements. Except with respect to any matters regarding (x) Taxes, which are exclusively addressed in Section 3.4 or (y) Environmental Laws, which are exclusively addressed in Section 3.13 and Section 3.19(b), except as set forth in Schedule 3.7, (a) Seller has complied with applicable Legal Requirements in all material respects with respect to Seller’s ownership of the Assets or Seller’s or its Affiliate’s operation of the Assets, (b) there is no uncured violation by any Seller Party of any Legal Requirements with respect to such Seller Party’s ownership and operation of the Assets, and (c) neither Seller nor its Affiliates have received any written notice from any Governmental Body regarding any material violation of Legal Requirements by Seller or its Affiliates applicable to the Assets that remains unresolved.
Section 3.8Imbalances. To Seller’s Knowledge, except as set forth in Schedule 3.8, there are no Imbalances with respect to any Seller Party’s obligations relating to the Assets as of the Execution Date.
Section 3.9Material Contracts.
(a)Schedule 3.9(a) sets forth all Applicable Contracts of the type described below that are included in the Assets or to which any of the Assets are bound as of the Execution Date (other than customary joint operating agreements or unit operating agreements) (collectively, the “Material Contracts”):
(i)any Applicable Contract that is a Hydrocarbon or water purchase and sale, transportation, gathering, treating, marketing, supply, exchange, processing, storage or similar Applicable Contract that is not terminable without penalty by such Seller Party (or Buyer after Closing) on sixty (60) days’ or less notice;
(ii)any agreement of or binding upon Seller to purchase, sell, lease, farmout, exchange or otherwise dispose of any material interest in any of the Properties after the Execution Date, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Properties;
(iii)any Applicable Contract that contains any material acreage or well dedication, volume commitment, revenue commitment or similar minimum delivery requirement with respect to Seller’s interest in the Assets;
(iv)any Applicable Contract under which Seller is the lessor or lessee of real or personal property (other than a Lease) involving a monthly rental of more than $10,000 (net to Seller’s interest) that cannot be terminated by Seller (or Buyer after the Closing) without penalty on not more than sixty (60) days prior written notice;
(v)any Applicable Contract for which the primary purpose is to provide for the indemnification of another Person or to guaranty the obligations of another Person, in each case, where the primary obligation thereof has not been completed prior to the Execution Date;
(vi)any Applicable Contract that contains any unpaid “earn out” or other contingent payment obligations for which Buyer will be responsible after the Closing Date;
(vii)any Applicable Contract that obligates Seller or its Affiliate to drill any wells or conduct or participate in other material development operations (whether as operator or as a non-operated working interest party), including any offset wells with respect to the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease or a Lease containing a Pugh clause, retained acreage clause or similar provision);

(viii)any Applicable Contract that the primary purpose thereof is a seismic, geological or geophysical license or acquisition agreement;
(ix)any Applicable Contract that is a settlement, consent order, conciliation or similar agreement with any Governmental Body pursuant to which there will be any material outstanding obligation with respect to the ownership and operation of the Assets after the Closing; and
(x)any Applicable Contract that can reasonably be expected to result in aggregate payments by the Seller Parties, or aggregate revenue paid to the Seller Parties, of more than $500,000 (net to the Seller Parties’ interest) during the current or any subsequent fiscal year or more than $1,000,000 in the aggregate (net to the Seller’s Parties’ interest) over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);
(xi)any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract that will be binding upon the Assets or Buyer after the Closing;
(xii)(A) any Applicable Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts any Seller Party from competing in any jurisdiction or business, including any Applicable Contract that: (I) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; (II) includes non-competition restrictions; or (III) includes any right of first offer that are applicable to any Seller Party’s interest in the Assets; and (B) any Applicable Contract includes any “most favored nation” or most favored customer provision;
(xiii)any Applicable Contract between or among any Seller Party, on the one hand, and any Affiliate of such Seller Party, on the other hand, that will be binding upon the Assets or Buyer after Closing;
(xiv)any Applicable Contract that contains any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Assets will be subject after Closing;
(xv)any Applicable Contract that includes the Preferential Purchase Rights set forth on Schedule 3.10;
(xvi)all Applicable Contracts for the sale of gas containing a take or pay, advance payments, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor; and
(xvii)any Applicable Contract that constitutes a partnership agreement, joint venture agreement, joint operating agreement, joint development agreement,

farmin or farmout agreement or similar Contract where the primary obligation has not been completed prior to the Execution Date (in each case, excluding any Tax partnership).
(b)No Seller Party, nor to Seller’s Knowledge, any other party is in material breach or default under any Material Contract, except as set forth in Schedule 3.9(b). Each Original Material Contract is in full force and effect and constitutes the valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto. To Seller’s Knowledge, each Material Contract that is not an Original Material Contract is in full force and effect and constitutes the valid and binding obligation of Seller and each other party thereto. On or prior to the Execution Date, Seller has provided Buyer access to copies of all Material Contracts set forth on Schedule 3.9(a) in Seller’s or its Affiliates’ possession. Except as set forth in Schedule 3.9(b), no written notice of breach, default, termination or intention to terminate, cancellation, amendment, renegotiation, modification, or acceleration or delay of the maturity or performance of any Material Contract (in whole or in part) has been received or delivered by Seller under any such Material Contract, the final resolution of which is outstanding.
Section 3.10Consents and Preferential Purchase Rights. Except as set forth in Schedule 3.10, none of the Assets are subject to any Preferential Purchase Rights, material tag-along rights, or Consents required to be obtained by any Seller Party which may be applicable to the Contemplated Transactions, except for Customary Post-Closing Consents and Permitted Consents.
Section 3.11Permits. Except as set forth in Schedule 3.11, with respect to Assets currently operated by Seller or any Seller Party and, to Seller’s Knowledge, Assets operated by Third Parties: (a) the applicable Seller Party or Third Party has acquired all material Permits from appropriate Governmental Bodies to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) such Seller Party or Third Party is in compliance in all material respects with all such Permits.
Section 3.12Current Commitments. Schedule 3.12 sets forth, as of the Execution Date, all outstanding authorizations for expenditures and other outstanding capital commitments or obligations, individually equal to or greater than $350,000 (net to the Seller Parties’ interest) (each, an “AFE”) relating to the Assets, or for other capital expenditures pursuant to any of the Material Contracts, for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
Section 3.13Environmental Laws. Except as disclosed on Schedule 3.13, as of the Execution Date: (a) there are no Proceedings pending, or to Seller’s Knowledge, Threatened, before any Governmental Body with respect to the Assets alleging material violations of Environmental Laws; (b) there have been no releases of Hazardous Materials on, from, or under the Assets that have given, or with the passage of time or both, would reasonably be expected to give rise to material Damages after the Effective Time, including material obligations to remediate after the Effective Time, under Environmental Law, (c) no Seller Party (i) has entered into any agreements or consents with a Governmental Body and (ii) is subject to any order, decree or judgment issued against Seller or its Affiliates by a Governmental Body, in each case, based upon any material violation of Environmental Laws by such Seller Party and that relate to the use of the Assets after the Closing Date or require remediation after the Closing Date; and (d) no Seller Party has received written notice from any Governmental Body of any alleged or actual material violation of any Environmental Law arising from, based upon, associated with or related to the Assets, or the ownership or operation of any thereof, the subject of which notice has not been resolved in all material respects.
Section 3.14Wells; Equipment. Except as disclosed on Schedule 3.14: (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction; (b) there are no Wells that any Seller Party or, to Seller’s Knowledge, any Third Party is currently obligated by applicable Legal Requirements or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body; (c) there are no Wells operated by Seller, or, to Seller’s Knowledge, any other Well, that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Legal Requirements, Applicable Contracts or the Leases, that has not been plugged and abandoned in accordance with such Applicable Contracts, Legal Requirements, and Leases in all material respects; (d) all Wells drilled and completed by Seller or, to Seller’s Knowledge, any other Well, in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Leases, Applicable Contracts and Legal Requirements in all material respects; (e) no Property or, to Seller’s Knowledge, Applicable Contract contains any express provisions obligating, and there are no capital commitments or other express unfulfilled development obligations binding on, a Seller Party to drill any wells on the Lands (other than provisions requiring optional continuous drilling as a condition of maintaining or earning all or a portion of a presently non-producing Property); and (f) Seller holds good and marketable title to the Equipment free and clear of all Encumbrances, other than Permitted Encumbrances, in all material respects.
Section 3.15Suspense Funds. Schedule 3.15 lists all Suspense Funds held by any Seller Party as of the date indicated in such Schedule. To Seller’s Knowledge, except as set forth on Schedule 3.15, (a) no material share of Hydrocarbon proceeds attributable to the Assets to which any Seller Party is entitled is currently being held in suspense by the applicable Third Party operator or payor thereof and (b) all material proceeds from the sale of Hydrocarbons produced from the Assets owned by the Seller are being received by the Seller in a manner consistent with historical practices and are not being held in suspense.
Section 3.16Payments for Production. Except for Imbalances, which are exclusively addressed in Section 3.8, no Seller Party is obligated by virtue of a take-or-pay payment, advance payment or other similar payment (other than gas balancing agreements) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to such Seller Party’s interest in the Assets at some future time without receiving full payment therefor at or after the time of delivery.
Section 3.17Certain Credit Support. Schedule 3.17 sets forth all material cash deposits, guarantees, letters of credit, treasury securities, security bonds and other forms of credit assurances or credit support, in each case, posted or entered into by any Seller Party in connection with the ownership or operation of the Assets, excluding customary area-wide bonds, permits and other licenses.
Section 3.18Special Warranty of Title. On the Closing Date, the Seller Parties collectively hold (and upon consummation of the Closing will have conveyed to Buyer) Defensible Title to each of the Properties free and clear of any lawful and valid claims by Third Parties claiming title to such Properties or any part thereof, in each case, solely to the extent and only insofar as such claims arose by, through or under the Seller Parties, but not otherwise, subject, however, to the Permitted Encumbrances.
Section 3.19Specified Representations. Except as set forth in Schedule 3.19:

(a)the ownership and operation of the Assets by the Seller Parties has not resulted in material personal injury or illness or death of any Person or material damage to any Third Party properties that remain unresolved;
(b)none of the Seller Parties (with respect to the Assets) or, to Seller’s Knowledge, any Third Party operator of the Assets has disposed of any Hazardous Materials offsite of the Assets prior to Closing, except (i) in compliance with all Environmental Laws in all material respects, and (ii) in such a manner and location as has not given and would not give rise to material damages or liabilities under applicable Environmental Laws;
(c)there have been no material fines or penalties levied by Governmental Bodies against the Seller Parties with respect to the ownership or operation of the Assets and the Seller Parties have not conducted business or owned or operated the Assets in a manner that has given or will give rise to any such fines or penalties;
(d)none of the Seller Parties has any obligations, responsibilities or liabilities with respect to employment relationships for which Buyer will be responsible after Closing to the extent relating to any period of employment with Seller or its respective Affiliates; and
(e)there are no Damages incurred by, suffered by or owing by the Seller Parties as of the Closing caused by, arising out of, or resulting from any intercompany liabilities owed to an Affiliate of any Seller Party (other than another Seller Party) relating to the Assets for which Buyer will have any liability from and after the Closing, except as expressly contemplated by this Agreement or a Transaction Document;
(f)none of the Seller Parties has taken any action constituting Fraud, gross negligence or willful misconduct in connection with the ownership or operation of the Assets operated by the Seller Parties.
Section 3.20Payout Balances. Schedule 3.20 sets forth in all material respects the “payout” balance (to the extent such information, if applicable, has been received by any Seller Party from Third Party operators prior to the Execution Date) for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease, by its terms), as of the applicable dates set forth in such Schedule.
Section 3.21Leases and Payments.
(a)Except for Suspense Funds for which the unadjusted Purchase Price will be adjusted pursuant to Section 2.5(c)(ii)(F) and except as otherwise set forth on Schedule 3.21, (i) each Seller Party has timely and properly paid (or caused to be paid), in all material respects, all Royalties with respect to Hydrocarbons produced from the Assets due and payable by or on behalf of such Seller Party during the period of such Seller Party’s ownership of the Assets in compliance with Legal Requirements and terms of the Leases, or if not paid, is contesting such payments in good faith in the ordinary course of business; and (ii) during the three-year period prior to the Execution Date, no Royalties owner has performed (or is currently performing as of the Execution Date) an audit regarding the payment of any Royalties under the Properties or any similar payment.

(b)During Seller’s period of ownership of each Lease, (i) Seller is not (and Seller, to its Knowledge, has not received written notice of any other Person being) in material default or material breach under any of the Leases, (ii) no event has occurred that, with notice or lapse of time or both, would constitute a material default or material breach by any Seller Party, and (iii) no party to any Lease or any successor to the interest of such party has filed or, to Seller’s Knowledge, Threatened to file any action to terminate, cancel, rescind, or procure judicial reformation of any such Lease that a reasonably prudent operator would determine to be credible.
(c)Except as otherwise set forth on Schedule 3.21, (i) each Seller Party has timely and properly paid (or caused to be paid), in all material respects, all payments owed to Third Party working interest owners with respect to the Assets due and payable by or on behalf of such Seller Party during the period of such Seller Party’s ownership of the Assets, and (ii) during the three-year period prior to the Execution Date, no Third Party working interest owner has performed (or is currently performing as of the Execution Date) an audit regarding the payment of any such costs under the Properties.
Section 3.22Insurance. Schedule 3.22 sets forth: (a) a list of all of all material policies of insurance carried by or for the benefit of any Seller Party for the Assets (other than title insurance policies, if any, with respect to any real property); and (b) a summary of coverages under such policies as of the Execution Date.
Section 3.23Condemnation. There is no actual or, to Seller’s Knowledge, Threatened current or future taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.
Section 3.24Sufficiency of Assets. To Seller’s Knowledge, the Assets constitute all of the assets, properties, rights, privileges and interests that are used in or reasonably necessary to (a) own and operate (as applicable) the Assets as currently owned and operated (as applicable) by the Seller Parties or any of their Affiliates (as owned and operated during the twelve (12) month period prior to the Execution Date) and (b) perform all obligations that are required to be performed under the Material Contracts immediately following the Closing.
Section 3.25Non-Consent Operations. As of the Execution Date, except as set forth on Schedule 3.25 or as reflected in the before- and after-payout Working Interest and Net Revenue Interest set forth in Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit B-2 or Schedule 2.7, no Seller Party has declined to participate in any current operation proposed with respect to the Assets that (a) would result in forfeiture of any of the Assets or the incurrence of a penalty as a result of such election not to participate in such operation and (b) with respect to which all of such Seller Party’s rights have not yet reverted to it.
Section 3.26Hedge Contracts. Other than the Subject Hedges, there are no Hedge Contracts with respect to the sale of Hydrocarbons from any of the Properties that will be binding on Buyer after the Closing.
Section 3.27Certain Transfers. With respect to any Assets for which Seller owned any depths other than the Target Formation(s) during the two-year period prior to the Execution Date, except with respect to the matters described in clause (hh) of the definition of “Permitted Encumbrances”, neither Seller nor its Affiliates have intentionally transferred, sold, mortgaged or pledged and material portion of such Assets with respect to depths outside of the Target Formation(s) within such two-year period prior to the Execution Date.
Section 3.28Personal Property. To Seller’s Knowledge, all Equipment is in an operable state of repair and adequate to maintain normal operations as currently operated and used by Seller or any Affiliates, in all material respects, ordinary wear and tear excepted.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller the following as of the Execution Date and the Closing Date:
Section 4.1Organization and Good Standing. Buyer is a limited liability company and duly organized, validly existing and in good standing under the laws of Pennsylvania and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.
Section 4.2Authority; No Conflict.
(a)This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, the “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.
(b)Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.
(c)Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, or (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members of Buyer, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.
(d)Except for consents and approvals arising under the express terms of any Asset and addressed by the other provisions of this Agreement that are triggered by the purchase and sale of the Assets, there are no consents, approvals or restrictions on assignment applicable to Buyer that Buyer is obligated to obtain or furnish in order to consummate the purchase and sale of Assets contemplated by this Agreement and perform and observe the covenants and obligations of Buyer hereunder.

Section 4.3Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
Section 4.4Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value. Buyer has relied solely on its business judgment, such advice and on the representations and obligations of Seller in this Agreement and the documents to be executed by the Seller Parties in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act, any applicable state blue sky laws or any other applicable Legal Requirements.
Section 4.5Qualification. Buyer is an “accredited investor,” as such term is defined in the Securities Act. Buyer is qualified under applicable Legal Requirements to hold leases, rights-of-way and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and to own (and, where applicable, operate) the Assets. As of the Closing, Buyer has posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets, which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.
Section 4.6Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.
Section 4.7Financial Ability. Buyer has, or will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to: (a) deliver the amounts due at the Closing; (b) take such actions as may be required to consummate the Contemplated Transactions; and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations under this Agreement, and in no event shall Buyer’s failure to perform its obligations under this Agreement be excused by failure to receive funds from any source.
Section 4.8Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, as of the Closing Date only, Buyer and its Representatives have: (a) been permitted access to all materials relating to the Assets; (b) been afforded the opportunity to ask all questions of Seller (or their Representatives) concerning the Assets; (c) been afforded the opportunity to investigate the condition of the Assets; and (d) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy and completeness of the materials, documents and other information provided or made available to Buyer (whether by Seller or otherwise). Without limitation of Buyer’s rights under the R&W Insurance Policy and Buyer’s reliance on the representations and warranties of Seller provided herein, Buyer waives any claims arising out of any materials, documents or other information provided or made available to Buyer (whether by Seller or otherwise), whether under this Agreement, the Seller Closing Documents or any other Transaction Documents, at common law, by statute or otherwise.
Section 4.9Basis of Buyer’s Decision. By reason of Buyer’s Knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller and has formed an opinion based solely on Buyer’s Knowledge and experience, Buyer’s due diligence, and Seller’s representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Seller. Buyer has not relied and shall not rely on any statements by Seller or its Affiliates, or any of its Representatives (other than those representations, warranties, covenants and agreements of Seller contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any other Governmental Body has passed upon the Assets, or made any finding or determination as to the fairness of an investment in the Assets, or the accuracy or adequacy of the disclosures made to Buyer, and, except as set forth in Article 9, Buyer is not entitled to cancel, terminate or revoke this Agreement, whether due to the inability of Buyer to obtain financing or pay the Purchase Price, or otherwise.
Section 4.10Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Seller. Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Article 4.
Section 4.11Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.
Article 5
COVENANTS OF SELLER
Section 5.1Access and Investigation.
(a)Between the Execution Date and the Defect Notice Date, to the extent doing so would not violate applicable Legal Requirements, any Seller Party’s obligations to any Third Party or other restrictions on any Seller Party, or result in a waiver of any legal privilege, Seller shall afford Buyer and its Representatives access, with reasonable advance notice, during Seller’s regular hours of business to the Assets (to the extent operated by Seller or its Affiliates), and to any contracts, books and records, and other documents and data related to the Assets in Seller’s or its Affiliates’ possession, except any such contracts, books and records or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records or other documents and data that are Excluded Assets. Within two (2) Business Days following the Execution Date, Seller shall provide to Buyer access to all Records in its possession related to Defensible Title to the Assets so that Buyer may conduct its due diligence review of the Assets. Notwithstanding the foregoing and for the avoidance of doubt, except as expressly provided in this Agreement or in the Instruments of Conveyance, Seller makes no representation or warranty, and expressly disclaims all, and Buyer waives and represents and warrants that it has not relied upon any, representations and warranties as to the accuracy or completeness of the documents, information, books, records, files and other data that Seller, its Affiliates or their respective Representatives may provide or disclose to Buyer.
(b)Subject to the limitations described in Section 5.1(a), from the first Business Day following the Execution Date until 5:00 p.m. Central Time on the

Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability and expense, to conduct a Phase I Environmental Site Assessment of any Assets operated by Seller or its Affiliates. Buyer may exercise such right by giving not less than two (2) Business Days’ advance written notice to Seller. Such written notice must include the written permission of any Third Party whose permission is legally required, which Seller shall use commercially reasonable efforts to cooperate with Buyer in securing such access (provided that Seller shall not be obligated to incur any liabilities or spend any monies in so cooperating or securing unless Buyer agrees in writing to pay such amounts). Buyer and its Representatives shall be permitted to enter upon any Assets operated by Seller or its Affiliates, visually inspect the same, review Seller’s and its Affiliates’ pertinent files and records (other than those that are not required to be provided pursuant to Section 5.1(a)) relating to the Assets, and generally conduct visual, non-invasive investigations consistent with a Phase I Environmental Site Assessment. Buyer and its Representatives must be accompanied by a representative of Seller (or provide Seller with reasonable opportunity to accompany Buyer and its Representatives) during all physical inspections of the Assets, unless Seller affirmatively waives this requirement. Notwithstanding anything in this Section 5.1 to the contrary: (i) Buyer’s investigation shall be conducted in a manner that minimizes unreasonable interference with the operation of the business of Seller and any applicable Third Parties; and (ii) subject to Section 5.1(a), (x) Buyer’s right of access shall not entitle Buyer to operate Seller’s equipment or perform any invasive activities (including any invasive testing, sampling, or analysis of environmental media or material) without Seller’s express consent, and (y) Buyer and its Representatives shall be permitted to use forward-looking infrared devices, sniffers, drones and similar equipment. Buyer’s environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment of the Assets without Seller’s prior written permission, which may be withheld in Seller’s sole discretion. Notwithstanding the foregoing provisions to the contrary, subject to Seller’s prior written consent (which may be withheld in Seller’s sole discretion), Buyer may elect to conduct sampling or testing of any environmental media in a manner similar to ASTM International Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process 82 (Publication Designation: E1903), or any other invasive or intrusive testing, measuring or sampling on or relating to the Assets (“Phase II Assessment”) upon good faith recommendation by Buyer’s environmental consultant, and, if such consent is refused, Buyer may elect to (i) exclude the applicable Asset from the Closing and reduce the Purchase Price by the Allocated Value(s) thereof, or (ii) assert an Environmental Defect related to such Assets based on available information and, in such event, the lack of a Phase II Assessment shall not invalidate any assertion of Environmental Defect set forth in any Environmental Defect Notice submitted with respect to such Environmental Defect; provided that such rejection of Buyer’s ability to conduct a Phase II Assessment on or with respect to the Assets, in whole or in part, shall not be deemed or construed to be evidence that an Environmental Defect exists or has existed on any of the Assets. Furthermore, Buyer agrees to defend, indemnify, and hold harmless each member of Seller Group from and against any and all Damages arising out of, resulting from or relating to any field visit or environmental assessment conducted by Buyer or any Buyer’s Representative with respect to the Assets under this Agreement, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, ANY MEMBER OF SELLER GROUP, EXCEPTING ONLY DAMAGES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT OF ANY MEMBER OF SELLER GROUP, but in each case, excluding any Damages that are relating to items merely discovered by Buyer during its field visit or environmental assessment.
(c)Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets. Buyer also acknowledges and agrees to hold (and to cause Buyer’s Representatives to hold) such confidential information in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets). Notwithstanding the foregoing sentence, no such termination of the Confidentiality Agreement shall relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.
(d)Upon completion of Buyer’s due diligence, Buyer shall: (i) repair all damage to any Assets resulting from Buyer’s or any of Buyer’s Representatives’ due diligence (including due diligence conducted by Buyer’s environmental consulting or engineering firm); (ii) if applicable, restore the Assets to the same or better condition as they were prior to commencement of any such due diligence; and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense. Buyer’s compliance with its obligations under this Section 5.1(d) shall be at Buyer’s sole cost and expense.
(e)During all periods that Buyer or its Representatives or environmental contractors are on the Assets, Buyer and its Representatives or environmental contractors shall maintain, at their sole expense, policies of insurance of the types and in the amounts as maintained by Buyer as of the Execution Date, and with respect to Buyer’s Representatives or environmental contractors, of the types and in the amounts as customary for the industry as is reasonably sufficient to support Buyer’s indemnity obligations under this Section 5.1. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering onto the Assets.
Section 5.2Conduct of Business. From the Execution Date until the Closing, except (x) for matters set forth on Schedule 5.2 or Schedule 3.12, (y) as required in the event of an emergency to protect life, property, or the environment, or (z) as contemplated by this Agreement or approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed, except for any approval relating to actions set forth in clause (g), (k) or (m), for which approval may be withheld by Buyer in its sole discretion), Seller shall (and shall cause the other Seller Parties to):
(a)operate the Seller (or its Affiliate) operated Assets in the ordinary course of business consistent with past practices and as a reasonably prudent operator in compliance with applicable Legal Requirements, in each case, in all material respects; provided that, a “reasonably prudent operator” as used in this Section 5.2(a) shall not have any liability to Buyer with respect to the breach of or failure to perform under this Section 5.2(a) greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or in the absence of such an agreement, under the AAPL 610 (1989 Revision) Form Operating Agreement);
(b)act and carry on its business with respect to the Third Party-operated Assets, and manage such Assets, in a manner consistent in all material respects with its past practices as a non-operator;
(c)maintain or cause its Affiliates to maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices, in all material respects;
(d)provide notice to (and a copy of the applicable AFE) and reasonably consult with Buyer upon the receipt of any proposal for operations received by Seller and/or its Affiliates with respect to the Assets;
(e)use commercially reasonable efforts to maintain in full force and effect all Leases currently held by production in paying quantities;
(f)maintain all material existing Governmental Authorizations necessary for Seller Parties’ ownership of the Assets as currently owned and, with respect to the Seller (or its Affiliates) operated Assets, necessary for Seller’s (or its Affiliate’s) operation of the Assets as currently operated;
(g)not convey, farmout, sell, hypothecate, encumber or otherwise transfer or dispose of any part of the Assets except for (i) sales and dispositions of Hydrocarbons, equipment or inventory in the ordinary course of business, (ii) the plugging and abandonment of any Assets to the extent required under any applicable Legal Requirements or Contracts; in each case, consistent with past practices, and (iii) the conveyance described in Section 5.2(p);
(h)not elect to non-consent or not participate in any operation proposed by a Third Party, other than operations that were submitted to and not approved by Buyer pursuant to this Section 5.2;
(i)not (A) institute any Proceeding (other than any Proceeding related to Taxes), or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Assets, or waive or release any material right of any Seller Party, for which the amount in controversy is reasonably expected to be in excess of $300,000, net to the Seller Parties’ interest; provided, however, this Section 5.2(i) shall not restrict or prohibit any Seller Party from compromising or settling any Proceeding where such settlement involves only the payment of money by a Seller Party or that would not be binding on Buyer or the Assets after Closing;
(j)not affirmatively resign as operator of any of the Assets;
(k)not (i) take any affirmative action to terminate or materially amend any Leases, (ii) terminate, materially amend, waive any rights under (or grant any material consents with respect to, modify, or extend) any Material Contracts or (iii) enter into any new contract which would constitute a Material Contract if executed prior to the Execution Date, except in each case, (A) to the extent reasonably necessary to conduct operations permitted hereunder or (B) for joint operating agreements, unit operating agreement, pooling agreements, surface use agreements and similar agreements entered into in the ordinary course of business that do not otherwise constitute a Material Contract;
(l)not (i) propose or elect any operation with respect to the Assets that would reasonably be expected to result in expenditures in excess of $300,000, net to the interest of the Seller Parties or (ii) elect to participate in or consent to any authorization for expenditure or similar request or commitment with respect to Assets that is proposed by a Third Party that would reasonably be expected to result in expenditures in excess of $300,000, net to the interest of the Seller Parties;
(m)except for the transactions set forth in clause (p), not enter into any Contract or transaction with any Affiliate of Seller relating to or affecting any of the Assets, other than in the ordinary course of business consistent with past practice and on terms no less favorable to Seller than those that would be obtained in an arm’s-length transaction with an unaffiliated Third Party;
(n)promptly, but in any event within two (2) Business Days, notify Buyer of any material notice, Order, actions, suits or proceedings filed with or by any Governmental Body, or, to Seller’s Knowledge, Threatened in writing against any Seller Party, that pertain to the Assets or the transactions contemplated by this Agreement, or any actual or threatened Casualty Loss;
(o)keep Buyer reasonably apprised of any permitting, drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any of the Assets;
(p)cause Sheridan Production Partners III-B, L.P. to convey the Affiliate NPIs in the Assets to Sheridan Production Company III-M, L.P. on or prior to Closing;
(q)make, change or revoke any Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment; in each case with respect to a material amount of Asset Taxes;
(r)take any action (including by making, changing or revoking any election), or enter into any transaction, which reasonably would be expected to give rise to a partnership for U.S. federal income tax purposes in respect of the Assets (other than, for the avoidance of doubt, a partnership to which any direct or indirect owner of Seller is a partner and for which the Assets are not direct partnership property of that partnership); and
(s)not agree or commit to take (or not to take, as applicable) any of the actions described above.
Buyer acknowledges that the Seller Parties own undivided interests in certain of the properties comprising the Assets. Accordingly, Buyer further agrees that: (x) the acts or omissions of the other working interest owners who are not a Seller Party shall not constitute a

Breach of the provisions of this Section 5.2; and (y) any action required by a vote of working interest owners shall not constitute such a Breach so long as each applicable Seller Party has voted their interests in a manner that complies with the provisions of this Section 5.2. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 5.2 to the extent Seller uses commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 5.2. Seller may seek Buyer’s approval to perform (or to have another Seller Party perform) any action that would otherwise be restricted by this Section 5.2. Buyer’s approval of any such action shall (x) not be unreasonably withheld, conditioned or delayed (except for any approval relating to actions set forth in the foregoing clause (g), (k) or (m), for which approval may be withheld by Buyer in its sole discretion); and (y) be considered granted five (5) Business days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after delivery of notice from Seller to Buyer requesting such consent, unless Buyer notifies Seller to the contrary during such five (5)-Business Day period. Notwithstanding the foregoing provisions of this Section 5.2, in the event of an emergency, any Seller Party may take such action as reasonably necessary and shall notify Buyer of such emergency action reasonably promptly thereafter. Any matter approved (or deemed approved) by Buyer pursuant to this Section 5.2 that would otherwise constitute a Breach of one of Seller’s representations and warranties in Article 3 shall be deemed to be an exclusion from all representations and warranties for which it is relevant. Notwithstanding anything to the contrary in this Agreement, the Parties agree that all requests for approval: (x) for any action restricting a Seller Party’s conduct of business pursuant this Section 5.2 shall be directed to Alex Shain (at 812-449-9404 or ashain@dgoc.com) on behalf of Buyer; and (y) for any access for which Buyer is entitled to pursuant to Section 5.1 shall be directed to Richard Ghiselin (at 713-548-2140 or richard.ghiselin@sheridanproduction.com) on behalf of Seller.
Section 5.3Insurance. Seller shall maintain (or cause to be maintained) in force during the period from the Execution Date until the Closing, all of Seller’s or its Affiliates’ current insurance policies pertaining to the Assets in the amounts and with the minimum coverages currently maintained by Seller or such Affiliate as of the Execution Date. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs to the extent attributable to the Assets.
Section 5.4Consent and Waivers. Seller shall use commercially reasonable efforts to obtain, prior to the Closing and for 180 days after the Closing, written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer. Notwithstanding the foregoing sentence, Seller shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain any Consents or waivers of Preferential Purchase Rights. Buyer shall cooperate with Seller in seeking to obtain such Consents and to comply with the terms of any applicable Preferential Purchase Rights.
Section 5.5Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or Seller’s Affiliate) as operator of those Assets or portions thereof that Seller (or Seller’s Affiliate) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets because such

Assets (or portions thereof) may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller (or Seller’s Affiliate) operates, Seller shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing. Seller’s efforts under the prior sentence shall be at Buyer’s sole cost and expense.
Article 6
OTHER COVENANTS
Section 6.1Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Seller in writing and Seller shall promptly notify Buyer in writing upon obtaining Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided, that a failure by Buyer to notify Seller of any such Breach shall not by itself constitute a Breach of this Agreement. If any of Buyer’s or Seller’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1(d)) with no Damages or liability to the other Party, then such breach shall be considered not to have occurred for all purposes of this Agreement.
Section 6.2Replacement of Insurance, Bonds, Letters of Credit and Guaranties.
(a)The Parties understand that none of the insurance currently maintained by Seller or its Affiliates covering the Assets, nor any of the bonds, letters of credit or guaranties, if any, posted by Seller or any of its Affiliates with Governmental Bodies, co-owners or other Persons and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, and deliver to Seller evidence of, all necessary replacement bonds, letters of credit and guaranties, and evidence of such other authorizations, qualifications and approvals as may be necessary for Buyer to own and, with respect to Assets currently operated by Seller or its Affiliate, operate such Assets, and to cause the release of all credit support to Seller. Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent operator in a similar situation.
(b)Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Seller shall (at no out-of-pocket cost, expense or liability to Seller) reasonably assist Buyer with such filings. Buyer shall indemnify, defend and hold harmless Seller Group from and against all Damages arising out of Buyer’s holding of such title and operatorship of the Assets after the Closing and prior to the securing of any necessary Consents and approvals of the Contemplated Transactions from Governmental Bodies.
Section 6.3Midstream Agreements. . As to each of the Contracts described on Schedule 6.3 (the “Midstream Agreements”), from the Execution Date until Closing, Seller and Buyer shall, and Seller shall cause its Affiliates to, use their commercially reasonable efforts to obtain (a) any Consents to assignment required under the Midstream Agreements, and (b) novations of the Midstream Agreements from Seller or its Affiliates to Buyer with respect to any obligations or Damages related to or arising from the Midstream Agreements on or after the Effective Time. In connection with such efforts, the Parties hereby acknowledge and agree that for purposes of Buyer’s obligations under this Section 6.3, “commercially reasonable efforts” shall include Buyer agreeing to post with respect to the Midstream Agreements the credit support, security or other financial assurances required or requested to be posted by the counterparties to the Midstream Agreements.
Section 6.4Governmental Reviews. (a) Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions; and (b) Seller and Buyer shall, to the extent permitted pursuant to applicable Legal Requirements cooperate with and use all reasonable efforts to assist the other Party(ies) with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Seller or any Affiliate of any of them is required to make the payment.
Section 6.5Disclosure Schedules. If any fact, condition or matter disclosed in Seller’s disclosure Schedules applies to more than one Section of Article 3, a single disclosure of such fact, condition or matter on such disclosure Schedules shall constitute disclosure with respect to all Sections of Article 3 to which such fact, condition or other matter applies, regardless of the section of such disclosure Schedules in which such fact, condition or other matter is described. Inclusion of a matter on Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.
Section 6.6R&W Insurance Policy. If Buyer procures a R&W Insurance Policy, Buyer will ensure that the terms of such R&W Insurance Policy provide that, after the Closing Date: (a) the insurer(s) selected by Buyer irrevocably waives and otherwise shall not pursue any claim or other right against Seller, its Affiliates, and their respective Representatives by way of subrogation, claim for contribution, indemnification or otherwise; (b) Seller, its Affiliates, and its Representatives are express third-party beneficiaries of such waiver of subrogation provisions; and (c) the R&W Insurance Policy may not be amended, restated, modified or otherwise revised in any manner adverse to Seller, its Affiliates, and their respective Representatives without Seller’s prior written consent. If applicable, Buyer shall provide Seller with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing. The Parties acknowledge and agree that any failure by Buyer to obtain or maintain the R&W Insurance Policy in accordance with this Section 6.6 shall not in any manner increase any liability of Seller or any of its Affiliates or Representatives under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, or (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Buyer or its Affiliates, in whole or in part. For the avoidance of doubt, the Parties acknowledge and agree that (i) the procurement by Buyer of the

R&W Insurance Policy is not a condition to Closing and (ii) all costs and expenses with respect to obtaining the R&W Insurance Policy, including the total premium, underwriting costs, Taxes, brokerage commission, and other costs and expenses of such policy, will be borne solely by Buyer, and Seller shall have no liability whatsoever with respect thereto.
Section 6.7Employment Matters.
(a)Seller will use commercially reasonable efforts to provide Buyer and its Affiliates with reasonable access to its and its Affiliates’ employees for the purpose of interviewing such employees and discussing potential employment with Buyer or its Affiliates, other than any such employees deemed necessary for the continued ownership and operation of assets that Seller will continue to own and/or operate after Closing. Until seven (7) days prior to the Closing, Buyer or its Affiliates may offer employment to those employees of its choosing on terms determined by Buyer or its Affiliates in its sole discretion, which offers shall be conditioned upon the Closing and effective as of the Closing, unless otherwise agreed between Buyer and the applicable employee. Neither Buyer nor its Affiliates are obligated to interview or make an offer of employment to any particular employee; provided that Buyer shall (or shall cause its Affiliates) to make offers of employment to at least twenty (20) employees of Seller or its Affiliates that have a primary work location in Carthage, Texas. On or before the date that is five (5) days prior to the Closing Date, Buyer shall notify Seller as to each employee who has accepted an offer of employment with Buyer or its Affiliate, and each employee who has declined such an offer. Each hired employee shall commence employment with Buyer or its Affiliate on the Closing Date. If Buyer has made an offer of employment to any employee of Seller or its Affiliates pursuant to this Section 6.7 and such individual has, prior to Closing, accepted such offer, then the Assets shall include any vehicle which Seller or Seller’s Affiliates has designated for such Person’s use as an employee. To the extent Buyer or its Affiliates, within six months after Closing, hires any former employee of Seller or its Affiliates who was terminated on or after the Closing Date, Buyer shall reimburse Seller for all severance (including benefits) payments paid or owed to such employee from Seller or its Affiliates. To the extent Buyer or its Affiliates, within six months after Closing, terminates the employment of any former employee of Seller or its Affiliates, Buyer shall be obligated to pay such individual an amount equal to all severance (including benefits) payments that would have been owed to such employee from Seller or its Affiliates had they been terminated on the Closing Date.
(b)Buyer may at any time prior to the Closing instruct Seller in writing to issue a WARN Act notice to the employees of Seller or its Affiliates who have a primary work location in Carthage, Texas, and Seller (or its applicable Affiliates) shall issue such WARN Act notice no later than two (2) Business Days after Seller’s receipt of such instruction. In the event of Seller’s (or its applicable Affiliates’) failure to comply with any WARN Act requirements (including applicable notice periods) associated with the termination of any such employee at or around Closing and arising from or relating to Buyer’s failure to provide written instruction to Seller on or before the day that is at least two (2) Business Days prior to such date that would have been required to satisfy applicable WARN Act notice periods, Buyer shall be responsible for, and promptly reimburse Seller for, any Damages incurred by Seller or its Affiliates under the WARN Act with respect thereto, including Damages for compensation owed to the affected employees, and any such Damages shall constitute part of the Assumed Liabilities..
Section 6.8Satisfaction of Conditions. Between the Execution Date and the Closing Date: (a) Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied; and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied.
Section 6.9Hedge Contracts. Schedule 6.9 sets forth certain Hedge Contracts applicable to the Assets (the “Subject Hedges”). Seller shall not (and shall cause its applicable Affiliates not to) modify or terminate any Subject Hedges or enter into any new Hedge Contract that is binding on the Assets, in each case, without Buyer’s express written consent or election. With respect to each Subject Hedge, no later than five (5) Business Days prior to the Closing Date, Buyer shall provide written notice to Seller specifying Buyer’s election either to have such Subject Hedge (a) novated by Seller to Buyer as of the Closing, in which case Buyer and Seller shall use reasonable best efforts to novate such Subject Hedge to Buyer as of the Closing, or (b) terminated by Seller as of the Closing, in which case Seller shall proceed to terminate such Subject Hedge at or prior to the Closing. If a Subject Hedge is novated to Buyer, such Subject Hedge shall be referred to in this Agreement as a “Novated Hedge”, and if a Subject Hedge is not novated to Buyer at the Closing, such Subject Hedge shall be referred to in this Agreement as a “Non-Novated Hedge”.
Article 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
Buyer’s obligation to purchase the Assets, and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):
Section 7.1Accuracy of Representations. All of Seller’s: (a) Fundamental Representations shall be true and correct in all but de minimis respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct except for any de minimis Breaches) as of the Closing Date as though made on and as of the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct as of such date); and (b) representations and warranties set forth in Article 3 of this Agreement other than the Fundamental Representations shall be true and correct in all respects (without regard to any Material Adverse Effect or similar materiality qualifier set forth therein) as of the Closing Date as though made on and as of the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct as of such specified date), except, in the case of clause (b), for any Breaches or inaccuracies, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.
Section 7.2Seller’s Performance. All of the material covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
Section 7.3No Prohibition. On the Closing Date, there shall be no Legal Requirement in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions, and no agreement shall be in effect with a Governmental Body not to consummate the Closing.
Section 7.4Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Customary Post-Closing Consents) shall have been granted, and any applicable waiting period shall have expired, or early termination of the waiting period shall have been granted.
Section 7.5Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Seller under Section 2.4(a).

Article 8
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
Seller’s obligation to sell the Assets, and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller, in whole or in part):
Section 8.1Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Closing Date as though made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of such specified date.
Section 8.2Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
Section 8.3No Prohibition. On the Closing Date, no Legal Requirement shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Contemplated Transactions, and no agreement shall be in effect with a Governmental Body not to consummate the Closing.
Section 8.4Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Customary Post-Closing Consents) shall have been granted, and any applicable waiting period shall have expired, or early termination of the waiting period shall have been granted.
Section 8.5Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Seller the documents and other items required to be delivered by Buyer under Section 2.4(b).
Article 9
TERMINATION
Section 9.1Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:
(a)by mutual written consent of Seller and Buyer;
(b)by Buyer, if Buyer is not in material breach of its obligations under this Agreement and Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied);
(c)by Seller, if Seller is not in material breach of its obligations under this Agreement and Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied);
(d)by Seller or Buyer, if the Closing has not occurred on or before June 30, 2026 (the “Outside Date”);

(e)by Seller or Buyer, if a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable;
(f)by Seller, if the sum of (without duplication of any amounts) (i) all Title Defect Values agreed by the Parties or finally determined pursuant to this Section 9.1 or Section 11.14 (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values agreed by the Parties or finally determined pursuant to this Section 9.1 or Section 11.14, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.1(b), plus (iv) the aggregate downward Purchase Price adjustments under Section 11.2(a)(iii), plus (v) the aggregate amount of all Casualty Losses, plus (vi) the aggregate amount of Allocated Values for Assets excluded from the Closing pursuant to Section 5.1(b), exceeds twenty percent (20%) of the unadjusted Purchase Price;
(g)by Buyer, if the sum of (without duplication of any amounts) (i) all Title Defect Values agreed by the Parties or finally determined pursuant to this Section 9.1 or Section 11.14 (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values agreed by the Parties or finally determined pursuant to this Section 9.1 or Section 11.14, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.1(b), plus (iv) the aggregate downward Purchase Price adjustments under Section 11.2(a)(iii); plus (v) the aggregate amount of all Casualty Losses, plus (vi) the aggregate amount of Allocated Values for Assets excluded from the Closing pursuant to Section 5.1(b), exceeds twenty percent (20%) of the unadjusted Purchase Price; or
(h)by Seller if Buyer has not delivered the Deposit Amount into the Deposit Escrow Account by 5:00 p.m. Central Time on the next Business Day following the Execution Date;
(i)provided, that notwithstanding any other provision herein to the contrary, if either Party determines that, despite the lack of agreement regarding Title Defect Values and/or Aggregate Environmental Defect Values, such Party would have the right to terminate this Agreement in accordance with Section 9.1(f) or Section 9.1(g), as applicable, based on Title Defect Values and Aggregate Environmental Defect Values asserted by Buyer in good faith, such Party may deliver an Expert Proceeding Notice to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Values, Title Benefit Values, Environmental Defects, or Environmental Defect Values (and, if any such amounts are in dispute, the applicable adjustment to the Purchase Price in respect of any Casualty Losses during the period from the Execution Date through the Closing Date), as well as whether the sum set forth in Section 9.1(f) or Section 9.1(g), as applicable, exceeds the threshold set forth therein, to expert arbitration in accordance with Section 11.14, in which case (x) the Parties shall instruct the Expert to deliver a determination within fifteen (15) days after the appointment of such Expert and (y) for the avoidance of doubt, if a Party elects to initiate arbitration as provided herein, neither

Party may terminate this Agreement pursuant to Section 9.1(d) until five (5) Business Days after final resolution of such arbitration.
(j)Notwithstanding the foregoing provisions of this Section 9.1: (w) in the case of a Breach by Seller that is capable of being cured, prior to Buyer terminating this Agreement, Seller shall have a period of ten (10) Business Days following receipt of written notice from Buyer of such Breach to attempt to cure such Breach, and the termination under Section 9.1(b) shall not become effective unless Seller fails to cure such Breach prior to the end of such ten (10)-Business Day-period; (x) if (1) Seller’s conditions to Closing have been satisfied or waived in full; (2) Buyer is not in material Breach of the terms of this Agreement; and (3) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement; (y) in the case of a Breach by Buyer that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under Section 9.1(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10)-Business Day-period; and (z) if (1) Buyer’s conditions to Closing have been satisfied or waived in full; (2) Seller is not in material Breach of the terms of this Agreement; and (3) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement.
Section 9.2Effect of Termination; Distribution of the Deposit Amount.
(a)If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate other than as expressly provided in this Section 9.2. Notwithstanding the foregoing sentence: (i) no such termination shall impair or restrict the rights of a Party against the other Party with respect to the Deposit Amount pursuant to Section 9.2(b); (ii) except to the extent Seller has received the Deposit Amount as liquidated damages pursuant to Section 9.2(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained in this Agreement which are to be performed or observed at or prior to Closing; and (iii) the following provisions shall survive the termination of this Agreement until fully performed: Section 6.1, Section 9.2, Section 9.3, Section 10.5, Section 10.6, Section 10.7, Section 10.10, Section 10.11, Section 10.12, Article 12 (other than Section 12.1), Section 1.1 and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.
(b)Notwithstanding anything to the contrary in Section 9.2(a):
(i)If Seller has the right to terminate this Agreement (x) pursuant to Section 9.1(c) or (y) pursuant to Section 9.1(d) at such time that Seller could have terminated this Agreement pursuant to Section 9.1(c) (without regard to any cure periods contemplated therein), then, in any such case, Seller shall have the right, at Seller’s sole discretion, to terminate this Agreement and receive the entirety of the Deposit Amount as liquidated damages (and not as a penalty) free and clear of any claims by Buyer under this Agreement. If Seller elects to terminate this Agreement pursuant to this Section 9.2(b)(i), then: (1) Seller shall be entitled to receive the entirety of the Deposit Amount for its own account, free and clear of any claim thereto by Buyer, as Seller’s sole and exclusive remedy against any member of the Buyer Group under this Agreement; (2) Buyer and Seller shall then jointly instruct the Escrow Agent to release the Deposit Amount to Seller within two Business Days after the date of Seller’s election; and (3) Seller shall be free to enjoy immediately all rights of ownership of the Assets, and to sell, transfer, encumber, or otherwise dispose of the Assets, to any Person without any restriction under this Agreement. The Parties acknowledge and agree that Seller’s actual damages for Buyer’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.
(ii)If Buyer has the right to terminate this Agreement (x) pursuant to Section 9.1(b) or (y) pursuant to Section 9.1(d) at such time that Buyer could have terminated this Agreement pursuant to Section 9.1(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at Buyer’s sole discretion, to either: (A) enforce specific performance by Seller of this Agreement, without posting any bond or necessity of proving the inadequacy as a remedy of monetary damages; or (B) if Buyer does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement, receive a return of the Deposit Amount and be entitled to recover from Seller the actual, documented, out-of-pocket costs and expenses of Buyer incurred in connection with, or in preparation for, the negotiation, diligence, performance and consummation of the transactions contemplated herein, not to exceed $2,000,000. If Buyer exercises its right to terminate this Agreement pursuant to the foregoing sentence, then (1) within two Business Days of Buyer’s election, Buyer and Seller shall jointly instruct the Escrow Agent to return the Deposit Amount to Buyer, free and clear of any claim thereto by Seller under this Agreement; (2) such termination, return, and recovery of amounts shall be Buyer’s sole and exclusive remedy against any member of the Seller Group under this Agreement; and (3) Seller shall be free to enjoy immediately all rights of ownership of the Assets, and to sell, transfer, encumber, or otherwise dispose of the Assets, to any Person without any restriction under this Agreement.
(c)Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth in this Agreement, each Party covenants and agrees that solely with respect to Buyer’s rights under Section 9.2(b)(ii)(A): (i) the rights of Buyer to consummate the Contemplated Transactions is special, unique and of extraordinary character and that, if Seller violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, Buyer will be without an adequate remedy at law; (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to Buyer’s rights under Section 9.2(b)(ii)(A); (iii) neither Seller nor its Affiliates or Representatives shall oppose the granting of specific performance or any such relief as a remedy with respect to Buyer’s rights under Section 9.2(b)(ii)(A); and (iv) Seller agrees to waive any requirement for the security or posting of any bond in connection with the remedies described in Section 9.2(b)(ii)(A).
(d)If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.1 for any reason other than as described in Section 9.1(b) or in accordance with Section 9.1(h): then (i) within two (2) Business Days of such termination, Buyer and Seller shall jointly instruct the Escrow Agent to return the Deposit Amount to Buyer, free and clear of any claim thereto by Seller under this Agreement or otherwise; and (ii) and Seller shall be free to enjoy immediately all rights of ownership of the Assets, and to sell, transfer, encumber, or otherwise dispose of the Assets, to any Person without any restriction under this Agreement.
Section 9.3Return of Records Upon Termination. Upon termination of this Agreement: (a) Buyer shall promptly return to Seller or destroy (at Seller’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to Buyer in connection with its due diligence investigation of the Assets; and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Seller in writing.
Article 10
INDEMNIFICATION; REMEDIES
Section 10.1Survival.
(a)Subject to and without limiting any of Buyer’s rights under the R&W Insurance Policy, the survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows:
(i)the covenants and other agreements of Seller set forth in this Agreement to be performed on or before Closing shall expire on the six (6) month anniversary of Closing;
(ii)subject to Section 10.1(a)(v), the covenants and other agreements of Seller set forth in this Agreement to be performed after Closing shall survive until thirty (30) days following the expiration of the applicable statute of limitations;
(iii)all representations and warranties of Seller (including the corresponding representations and warranties given in the Seller Certificate) shall terminate and expire at Closing;
(iv)subject to Section 10.1(a)(v), all representations, warranties, covenants and agreements of Buyer shall survive until thirty (30) days following the expiration of the applicable statute of limitations;
(v)the covenants and agreements of (A) Buyer with respect to the Assumed Liabilities (including the assumption thereof pursuant to Section 2.6) and (B) Seller with respect to the Retained Liabilities, in each case, shall survive without time limit;
(vi)subject to Section 10.1(b), the applicable indemnity obligations of Seller set forth in Section 10.2 and of Buyer set forth in Section 10.3, in each case, shall survive until the expiration of the corresponding covenant, agreement, or, with respect to Buyer only, representation or warranty;
(vii)all other indemnities shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations except as may otherwise be expressly provided in this Agreement; and
(viii)all other provisions of this Agreement shall survive the Closing without time limit.
(b)Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, but there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(c)Notwithstanding anything to the contrary in this Section 10.1, nothing herein shall limit claims for Fraud.
Section 10.2Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, from and after the Closing, Seller shall be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Buyer Group from and against, and shall pay to Buyer Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:
(a)any Breach by Seller of any covenant, obligation or agreement of Seller in this Agreement or any of Seller’s Closing Documents; and
(b)the Retained Liabilities;
(c)EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, ANY MEMBER OF BUYER GROUP, ITS RESPECTIVE INVITEES OR THIRD PARTIES.
(d)Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that, if the Closing occurs, excluding any claims for Fraud and without limiting Buyer’s rights under the R&W Insurance Policy, no member of the Seller Group shall have any liability or obligation whatsoever under this Agreement or any Transaction Document arising from, based upon, related to, or associated with any Breach of any representation or warranty made by Seller in this Agreement, any of Seller’s Closing Documents, or in any certificate delivered by Seller pursuant to this Agreement.
Section 10.3Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 and Sections 11.9 and 11.10, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:
(a)any Breach of any representation or warranty made by Buyer in this Agreement, any of Buyer’s Closing Documents or in any certificate delivered by Buyer pursuant to this Agreement;
(b)any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement or any of Buyer’s Closing Documents; and
(c)the Assumed Liabilities;
EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, ANY MEMBER OF SELLER GROUP, ITS RESPECTIVE INVITEES OR THIRD PARTIES.
Section 10.4Indemnity Net of Insurance. The amount of any Damages for which an indemnified party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified party or its Affiliates).
Section 10.5Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, from and after Closing, excluding any claims for Fraud, Buyer’s and Buyer Group’s sole and exclusive remedy against any member of the Seller Group with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of any member of the Seller Group contained herein (other than any breach of any covenants of the Seller Group that are to be performed by any member of the Seller Group after Closing), the affirmations of such representations, warranties, covenants and agreements contained in the Seller Certificate or contained in any other Transaction Document delivered hereunder by or on behalf of any member of the Seller Group shall be the rights set forth in Section 10.2 and the rights to proceeds of the R&W Insurance Policy. Notwithstanding any other provision to the contrary, with respect to any liability for Fraud that is covered and collectible (in whole or in part) under the R&W Insurance Policy, Buyer shall, and shall instruct each Buyer Group member to, submit such claim for coverage under the R&W Insurance Policy and use good faith, reasonable efforts in order to pursue such claim under the R&W Insurance Policy. Upon Closing, subject to the rights to proceeds of the R&W Insurance Policy, the rights set forth in Section 10.2 and claims of Fraud, Buyer irrevocably waives, releases, remises and forever discharges, and shall cause each member of the Buyer Group to irrevocably waive, release, remise and forever discharge, each member of the Seller Group from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder (other than any covenants of the Seller Group herein that are to be performed by any member of the Seller Group after Closing), or any member of the Seller Group’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including rights to contribution under CERCLA or any other Environmental

Law, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any member of the Buyer Group, and any rights under agreements among any members of the Seller Group, even if caused in whole or in part by the negligence (whether gross, sole, joint, active, passive, comparative, or concurrent), strict liability or other legal fault of any released Person, invitees or Third Parties excluding, however, any damages to the extent resulting from Fraud of Seller Group.
Section 10.6Procedure for Indemnification – Third Party Claims.
(a)Promptly after receipt by an indemnified party under Section 10.2 or Section 10.3 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.6 shall not relieve the indemnifying Party of its obligations under this Article 10, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.
(b)If any Proceeding referred to in Section 10.6(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume by written notice to the indemnified party the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party. After written notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If reasonably requested by the indemnifying Party, the indemnified party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest at the expense of the indemnifying Party; provided that the indemnified party shall not be required to pursue any cross-claim or counter-claim in connection with any such defense. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if: (A) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate; (B) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding; (C) such Proceeding relates to or arises in connection with any criminal proceeding; (D) such Proceeding seeks an injunction or equitable relief against any indemnified party; or (E) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless: (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other

Third Party claims that may be made against the indemnified party; and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying Party. In addition, the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.
Section 10.7Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.
Section 10.8Indemnification of Group Members. The indemnities in favor of the Parties provided in this Article 10, shall be for the benefit of and extend to the indemnified party’s respective present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than a Party must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Seller shall have any rights against the other Party(ies) under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.8. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section 10.8 on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Article 10.
Section 10.9Extent of Representations and Warranties.
(a)Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent expressly set forth in Article 3 or in the Instruments of Conveyance, Seller make no representations or warranties whatsoever, and disclaim all liability and responsibility for, and Buyer waives and represents and warrants that it has not relied upon, any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including any opinion, information or advice that may have been provided to Buyer or its Affiliates or Representatives by any Affiliates or Representatives of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel or any other agent, consultant or Representative of Seller). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or in the Instruments of Conveyance, Seller expressly disclaims and negates, and Buyer waives, any representation or warranty, express, implied, at common law, by statute or otherwise, relating to: (a) the title to any of the Assets; (b) the condition of the Assets (including any implied or express warranty of merchantability, fitness for a particular purpose or conformity to models or samples of materials), it being distinctly understood that the Assets are being sold “As Is,” “Where Is,” and “With All Faults As To All Matters”; (c) any infringement by Seller of any patent or proprietary right of any Third Party; (d) any information, data or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including the existence or extent of Hydrocarbons or the mineral reserves, the recoverability of such reserves, any product pricing assumptions and the ability to sell Hydrocarbon production after the Closing); (e) the environmental condition and other condition of the Assets, and any potential liability arising from or related thereto; (f) any Tax attributes relating to the Assets; and (g) the presence or absence of asbestos, NORM, or other wastes or Hazardous Materials in or on the assets.
(b)Buyer acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Contemplated Transactions and the

Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and conditions associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Seller contained in this Agreement and the Seller Closing Documents. Buyer irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Seller or its Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.
Section 10.10Compliance with Express Negligence Test. The Parties agree that any indemnity, defense or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any Legal Requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any Group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any Group member thereof not be covered by the release, defense or indemnity obligations in this Agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and is conspicuous.
Section 10.11Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS AND BUYER AND SELLER, FOR ITSELF AND BEHALF OF THE MEMBERS OF BUYER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO, AND RELEASES THE OTHER PARTY FROM, CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OTHER THAN CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY, OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.
Section 10.12No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement in this Agreement. Neither Buyer nor Seller shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.5 by reason of the same set of facts.
Section 10.13Disclaimer of Application of Anti-Indemnity Statutes. Seller and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the Contemplated Transactions.
Section 10.14Waiver of Right to Rescission. Seller and Buyer acknowledge that except as expressly set forth in Article 9 and this Article 10, following the Closing, the payment of money as limited by the terms of this Agreement and the rights to the proceeds of the R&W Insurance Policy, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Seller and Buyer waive any right to rescind this Agreement or any of the Contemplated Transactions.
Section 10.15Treatment of Indemnification Payments. The Parties shall treat any amounts paid under this Article 10 as an adjustment to the Purchase Price for U.S. federal and applicable state Income Tax purposes, unless otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code) (or other similar or corresponding provision of applicable state or local law).
Article 11
TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS
Section 11.1Preferential Purchase Rights.
(a)No later than the date that is five (5) Business days after the Execution Date, Seller shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 5.4. Upon obtaining Seller’s Knowledge of additional Preferential Purchase Rights not previously discovered, Seller shall provide the applicable notices described in the preceding sentence no later than two (2) Business Days following the date on which Seller obtains Knowledge of such additional Preferential Purchase Rights.
(b)Prior to the Closing, to the extent any such Preferential Purchase Rights are exercised by any holders thereof and the resulting transaction is consummated at or prior to Closing, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained and Seller shall be entitled to all amounts paid by such holders.
(c)If (i) the waiver of a Preferential Purchase Right has not been obtained prior to Closing, (ii) Seller has not received written notice of the exercise of a Preferential Purchase Right prior to Closing, or (iii) any Preferential Purchase Right is exercised by the holder thereof but the resulting transaction is not consummated prior at or to Closing, then, in each case, the Asset(s) subject to such Preferential Purchase Rights shall be sold to Buyer at Closing as originally contemplated by this Agreement. If (x) in the case of clauses (i) and (ii) above, such Preferential Purchase Right is validly exercised by the holder thereof after Closing or (y) in the case of clause (iii), the resulting transaction is to be consummated after Closing, in each case, Buyer shall promptly convey the affected Asset(s) to the applicable holder of the Preferential Purchase Right after Closing on the same terms and conditions under which Seller conveyed such Asset(s) to Buyer (with the purchase price being the Allocated Value for such Assets, subject to the adjustments set forth in Section 2.5) and retain all amounts paid by such holder. In the event of such conveyance, Buyer shall prepare, execute, and deliver a form of conveyance of such Asset(s) to such holder, such conveyance to be in form and substance as provided in this Agreement. With respect to any Asset(s) that are excluded from Closing pursuant to Section 11.1(b), if requested by Seller, the Parties shall use commercially reasonable and good faith efforts to negotiate a transition services agreement pursuant to which Buyer or its Affiliates shall operate such Asset(s) until the applicable Preferential Purchase Right is waived or, if exercised, the resulting transaction is consummated. Seller agrees to defend, indemnify, and hold harmless each member of Buyer Group from and against any and all Damages arising out of or resulting from any breach or alleged breach of any Contract as a result of Seller’s (or Seller Affiliate’s) conveyance to Buyer at the Closing of any Asset(s) subject to an unwaived Preferential Purchase Right, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, ANY MEMBER OF BUYER GROUP, EXCEPTING ONLY DAMAGES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF BUYER GROUP.
Section 11.2Consents. Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.4, and shall, no later than the date that is five (5) Business days after the Execution Date, provide all notices necessary to comply with or obtain all Consents which are applicable to the Contemplated Transactions prior to the Closing Date.
(a)If Seller is unable to obtain any Consent necessary for the transfer of any Asset to Buyer, such unobtained Consent shall be handled as follows:
(i)If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing.
(ii)If the Consent is a Required Consent and the affected Asset is an Applicable Contract, (A) Seller shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent so that such Applicable Contract can be transferred to Buyer upon receipt of the Required Consent, (B) the Applicable Contract shall be held by Seller for the benefit of Buyer until the Required Consent is obtained or the Applicable Contract has terminated and (C) Buyer shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Seller against any Damages incurred or suffered by Seller as a consequence of remaining a party to such Contract until the Required Consent is obtained or the Applicable Contract has terminated.
(iii)If the Consent is a Required Consent and the affected Asset is a Property, the Purchase Price shall be adjusted downward by the Allocated Value of the affected portion of the Units and Wells burdened by such Required Consents (including, with respect to any Required Consent burdening a Lease or Applicable Contract, all Leases, Units and Wells affected by the Applicable Contract or Lease for which Consent is refused), and such affected Leases, Units and Wells, together with any ancillary Assets (or portions thereof) necessary to own and operate the affected Leases, Units and Wells, as applicable, shall be treated as Retained Assets unless and until conveyed to Buyer in accordance with this Agreement.
(b)Notwithstanding the provisions of Section 11.2(a), if Seller obtains all Required Consents applicable to a Retained Asset after using commercially reasonable efforts following Closing to obtain such Required Consents within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the such Retained Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 2.5). For the avoidance of doubt, Buyer shall not be obligated to make any payments or incur any Damages in connection with obtaining any Required Consent.
Section 11.3Title Defects. Buyer shall notify Seller of Title Defects (“Title Defect Notice”) no later than 5:00 p.m. Central Time on April 13, 2026 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include: (a) a detailed description of the alleged Title Defect and the Units(s) or Well(s) affected by such alleged Title Defect (each such affected Unit or Well, individually, a “Title Defect Property”); (b) the Allocated Value of the Title Defect Property; (c) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect; (d) Buyer’s preferred manner of curing such Title Defect; and (e) Buyer’s reasonable, good-faith estimate of the amount by which the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations and information upon which Buyer’s belief is based (the “Title Defect Value”). To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects discovered by Buyer during the preceding one-week period; provided that failure to deliver any such notice of discovered defects shall not prejudice Buyer’s ability to assert Title Defects or to deliver a Title Defect Notice on or before the Defect Notice Date and shall not constitute a breach of this Agreement. Such written notice may be preliminary in nature and supplemented on or before the Defect Notice Date. Notwithstanding anything in this Agreement to the contrary and without limitation of Buyer’s rights under the R&W Insurance Policy, Buyer forever waives, and Seller shall have no liability for, any and all Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in this Section 11.3 no later than 5:00 p.m. Central Time on the Defect Notice Date.
Section 11.4Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:
(a)if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;
(b)if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(c)if the Title Defect represents a discrepancy between: (i) Seller’s aggregate Net Revenue Interest for a Title Defect Property as to the applicable Target Formation; and (ii) the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.7 as to the applicable Target Formation, and Seller’s aggregate Working Interest in such Title Defect Property in Schedule 2.7 as to the applicable Target Formation, is decreased in the same proportion, then the Title Defect Value shall be calculated under the following formula: the product of the Allocated Value of such Title Defect Property affected by said Title Defect, as to the applicable Target Formation, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Schedule 2.7 as to the applicable Target Formation; provided, that, if the Title Defect does not affect the affected Title Defect Property throughout the entire productive life thereof, then the Title Defect Value determined under this Section 11.4(c) shall be reduced to take into account the applicable time period only; and

(d)if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, and such other reasonable factors as are necessary to make a proper evaluation.
Except for Title Defect Values calculated under clause (b) above, in no event, however, shall the total of the Title Defect Values for all Title Defects related to a particular Title Defect Property exceed the Allocated Value thereof. The Title Defect Value with respect to a Title Defect shall be determined separately for each Title Defect as to each individual Title Defect Property affected thereby, and without any duplication of any costs or losses included in any other Title Defect Value under this Agreement or for which Buyer otherwise receives credit in the calculation of the Purchase Price; provided that if (i) a single Title Defect affects or burdens multiple Wells or Units, then such Title Defect may be aggregated by Buyer across the affected Wells and Units for purposes of determining whether the De Minimis Title Defect Cost is exceeded as to the Wells or Units affected or burdened by such Title Defect and (ii) multiple distinct Title Defects affect or burden a single Unit, then such Title Defects may be aggregated by Buyer for purposes of determining whether the De Minimis Title Defect Cost is exceeded as to such Unit affected or burdened by such Title Defects.
Section 11.5Seller’s Cure or Contest of Title Defects. Seller, in its sole discretion, may: (x) elect to exclude at Closing any Title Defect Property (together with any other associated Assets to the extent pertaining to such Title Defect Property, which will become Retained Assets) affected by an asserted Title Defect(s) if the aggregate of any or all Title Defect Values with respect to such Title Defect Property equals or exceeds one hundred percent (100%) of the Allocated Value thereof, and reduce the Purchase Price by the Allocated Value of such Title Defect Property; (y) contest any asserted Title Defect or Buyer’s reasonable, good-faith estimate of the Title Defect Value as described in Section 11.5(c); or (z) seek to cure any asserted Title Defect as described in Section 11.5(a).
(a)Seller shall have the right to cure any Title Defect on or before one hundred twenty (120) days after the Closing Date (the “Title Defect Cure Period”). Seller may exercise such cure right by giving written notice to Buyer of their election to cure prior to the Closing Date. During the period of time from Closing to the expiration of the Title Defect Cure Period (or any extended period contemplated by this Section 11.5(a)), Buyer agrees to reasonably cooperate with Seller, including by giving Seller reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control and by giving Seller reasonable access to the Assets, to the extent necessary to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to the rights of Seller under this Section 11.5 or Section 11.14, and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Seller elects to cure and:
(i)actually cure the Title Defect (“Cure”), prior to the Closing, then the Asset(s) affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)does not Cure the Title Defect prior to the Closing, then:
(A)subject to Section 11.5(c): (I) Seller shall convey the affected Asset to Buyer at Closing; (II) at Closing, Buyer shall deposit the uncured amount of such Title Defect Value (after taking into account, in each case, the De Minimis Title Defect Cost and the Aggregate Defect Deductible), into the defect escrow account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) pending final Cure or resolution of such Title Defect; and (III) within two (2) Business Days following (x) final Cure of such Title Defect or (y) the expiration of the Title Defect Cure Period, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Title Defect Value (or portion thereof) attributable to any Cure or partial Cure of such Title Defect to Seller, and the remaining amount of such Title Defect Value (if any) to Buyer, as applicable; or
(B)if and only if Buyer and Seller agree to this remedy, Seller shall convey the affected Asset to Buyer at Closing and indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.
(b)If Seller does not elect to Cure the Title Defect or, if applicable, exclude the Title Defect Property, but in all cases subject to Seller’s continuing right to contest the Title Defect or applicable Title Defect Value attributable thereto, Seller shall convey the affected Asset to Buyer at the Closing and, subject to Section 11.6, the Purchase Price shall be adjusted downward by the applicable Title Defect Value for such Asset.
(c)Seller and Buyer shall attempt to agree on the existence, extent, cure and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, Seller, on the one hand, or Buyer, on the other hand, may, at any time prior to the final resolution of the applicable Title Defect under this Agreement, submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.14. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided in this Agreement: (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing; (ii) at Closing, Buyer shall deposit an amount equal to the Title Defect Value set forth in the Title Defect Notice for such contested Title Defect for such Asset (the “Disputed Title Amount”), after taking into account the De Minimis Title Defect Cost and the Aggregate Defect Deductible, into the Defect Escrow Account pending final resolution of such contested Title Defect; and (iii) within two (2) Business Days following final resolution of such contested Title Defect in accordance with Section 11.14, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Seller or Buyer, as applicable.
Section 11.6Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Section 11.3, Section 11.4 and Section 11.5, Buyer shall have no recourse under this Agreement in respect of Title Defects, and no adjustment to the Purchase Price or other remedies for Title Defects under Section 11.5 shall be made or available, unless and until the sum of: (a) (i) the aggregate Title Defect Values of all individual uncured Title Defects as aggregated pursuant to Section 11.5(a) (the “Aggregate Title Defect Value”), less (ii) the Title Benefit Amount plus (b) the Aggregate Environmental Defect Value, exceeds the Aggregate Defect Deductible, and then only to the extent such amount exceeds the Aggregate Defect Deductible. In addition, subject to aggregation pursuant to Section 11.5(a), Buyer shall have no recourse under this Agreement for any individual Title Defect if the Title Defect Value for such Title Defect (determined separately for each affected Title Defect and each affected Title Defect Property) is less than the De Minimis Title Defect Cost (which value shall not be considered in calculating the Aggregate Title Defect Value). For the avoidance of doubt, if Seller retains any Asset(s) related to any Title Defect pursuant to Section 11.5, then: (x) the Purchase Price shall be reduced by the Allocated Value of such Retained Asset(s); and (y) the Title Defect Value(s) for any Title Defect relating to such Retained Asset(s) will not be counted towards the Aggregate Title Defect Value.
Section 11.7Title Benefits.
(a)If Seller discovers any right, circumstance or condition that operates (i) to increase the Net Revenue Interest as to the Target Formation for any Unit or Well above that shown in Schedule 2.7, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest above that in Schedule 2.7 for such Unit or Well or (ii) to decrease the aggregate Working Interest of Seller as to the Target Formation for any Unit or Well below that shown in Schedule 2.7 for such Unit or Well, and such decrease in Working Interest is proportionately greater than any corresponding decrease in Seller’s aggregate Net Revenue Interest therein as shown in Schedule 2.7 for such Unit or Well (each, a “Title Benefit”), then Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed and Seller’s reasonable, good-faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”) and providing supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit. Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (x) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (y) if the Title Benefit represents a discrepancy between (i) Seller’s aggregate Net Revenue Interest for any Title Benefit Property as to the applicable Target Formation and (ii) the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.7 as to the applicable Target Formation and Seller’s Working Interest for such Title Benefit Property as to such Target Formation is increased in the same proportion, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Schedule 2.7 as to the applicable Target Formation; and (z) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the

portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(b)Seller and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Seller’s reasonable, good-faith estimate of the Title Benefit Value, then the Purchase Price shall be adjusted upward by the aggregate amount all Title Benefit Values up to a maximum amount of $1,000,000 of total upward adjustment to the Purchase Price (such amount, the “Title Benefit Amount”). If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.14. If a contested Title Benefit cannot be resolved prior to the Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Purchase Price shall be adjusted upward by (and the Title Benefit Amount shall be deemed increased by) the applicable Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement) in an amount not to exceed $1,000,000 of total upward adjustment to the Purchase Price for all Title Benefit Properties.
Section 11.8Exclusive Remedies. Subject to and without limiting Buyer’s rights under the R&W Insurance Policy (including in respect of the representation in Section 3.18) and without limiting Buyer’s remedies for Title Defects set forth in this Article 11, Seller makes no and expressly disclaims all, and Buyer waives and represents and warrants that it has not relied upon any, warranty or representation, express, implied, statutory or otherwise with respect to Seller’s title to any of the Assets (a) before Closing, which shall be exclusively addressed as set forth in Section 11.5 or if applicable, Section 9.1(g); and (b) after Closing, shall be pursuant to the R&W Insurance Policy. In addition, Buyer shall not be entitled to recovery under this Section 11.8 for any matter for which Buyer has asserted a breach by Seller of Seller’s representations and warranties in Article 3.
Section 11.9Environmental Defect Notice. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) no later than 5:00 p.m. Central Time on the Defect Notice Date. To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer agrees to use commercially reasonable efforts to give Seller, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding one-week period; provided that failure to deliver any such notice of discovered defects shall not prejudice Buyer’s ability to assert Environmental Defects or deliver an Environmental Defect on or before the Defect Notice Date and shall not constitute a breach of this Agreement. To be effective, an Environmental Defect Notice shall include: (a) the Asset affected by the alleged Environmental Defect (each such Asset, individually an “Environmental Defect Property”), including the Allocated Value of such Environmental Defect Property, if applicable; (b) a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (c) Buyer’s reasonable, good-faith estimate of the Environmental Defect Value with respect to such Environmental Defect and a reasonably detailed description of the method used to calculate the Environmental Defect Value; and (d) appropriate documentation relied upon by Buyer and reasonably necessary for Seller to verify Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything in this Agreement to the contrary and without limitation of Buyer’s rights under the R&W Insurance Policy, Buyer forever waives environmental matters, Environmental Liabilities, Environmental Conditions and Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in this Section 11.9 no later than 5:00 p.m. Central Time on the Defect Notice Date.
Section 11.10Exclusion, Cure or Contest of Environmental Defects. Seller, in its sole discretion, (x) may elect to exclude at Closing any Environmental Defect Property (together with any other associated Assets to the extent associated with such Environmental Defect Property, which will become Retained Assets) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds (i) for Environmental Defect Properties with an Allocated Value, one hundred percent (100%) of the Allocated Value of the affected Environmental Defect Property or (ii) for Environmental Defect Properties with no Allocated Value, $1,000,000, and in each case, reduce the Purchase Price by the Allocated Value(s) (or Environmental Defect Value in the case of (ii), as applicable) thereof, (y) may contest any asserted Environmental Defect or Buyer’s reasonable, good-faith estimate of the Environmental Defect Value as described in Section 11.10(b) or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.10(a).
(a)Seller shall have the right, but not the obligation, to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date. Seller may exercise such remediation or cure right by giving written notice to Buyer to that effect prior to the Closing Date.
(i)If Seller elects to pursue remediation or cure and completes a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Environmental Defect Property(ies) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;
(ii)If Seller elects to pursue remediation or cure and does not complete a Complete Remediation prior to the Closing or if Seller does not elect to pursue remediation or cure, unless Seller elects to exclude such affected Environmental Defect Property(ies) in accordance with this Section 11.10, then Seller shall convey the affected Environmental Defect Property(ies) to Buyer and the Purchase Price shall be reduced by an amount equal to the remaining Environmental Defect Value for such Asset(s) (taking into account Seller’s partial remediation or cure of such Environmental Defect, if any, and taking into account the De Minimis Environmental Defect Cost and the Aggregate Defect Deductible).
(b)Seller and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects prior to the Closing. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect under this Agreement elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.14. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Environmental Defect Property(ies) (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing; (ii) at Closing, Buyer shall deposit an amount equal to the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount”), after taking into account the Aggregate Defect Deductible and the De Minimis Environmental Defect Cost, into the Defect Escrow Account pending final resolution of such contested Environmental Defect; and (iii) within two (2) Business Days following final resolution of such contested Environmental Defect in accordance with Section 11.14, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Seller or Buyer, as applicable.
Section 11.11Limitations. Notwithstanding the provisions of Section 11.9 and Section 11.10, Buyer shall have no recourse under this Agreement in respect of Environmental Defects, and no adjustment to the Purchase Price or other remedies for any Environmental Defects under Section 11.10 shall be made or available, unless and until the sum of (a) the aggregate value of all Environmental Defect Values not cured or excluded by Seller pursuant to Section 11.10 (the “Aggregate Environmental Defect Value”), plus (b) (i) the Aggregate Title Defect Value, less (ii) the Title Benefit Amount, exceeds the Aggregate Defect Deductible, and then only to the extent such amount exceeds the Aggregate Defect Deductible. In addition, Buyer shall have no recourse under this Agreement for any individual Environmental Defect if the Environmental Defect Value for such Environmental Defect (determined separately for each affected Environmental Defect Property) is less than the De Minimis Environmental Defect Cost (which value shall not be considered in calculating the Aggregate Environmental Defect Value); provided that if an Environmental Defect that is (x) based on regulatory issues and (y) not a physical condition affects multiple assets (e.g., the failure to obtain the same type of Permit required under Environmental Laws or the failure to prepare and file the same type of plan), then the Environmental Defects shall be aggregated for purposes of calculating the De Minimis Environmental Defect Cost. For the avoidance of doubt, if Seller retains any Asset(s) related to any Environmental Defect or cures an Environmental Defect pursuant to Section 11.10, then the Environmental Defect Value for the Environmental Defect relating to such Retained Asset(s) or cured Environmental Defect will not be counted towards the Aggregate Environmental Defect Value.
Section 11.12Exclusive Remedies. Notwithstanding anything in this Agreement to the contrary, the rights and remedies granted to Buyer in this Article 11, the R&W Insurance Policy, and, if applicable, Section 9.1(g), are the exclusive rights and remedies against Seller related to any environmental matter, Environmental Liabilities, Environmental Condition, Environmental Defect or Damages related thereto. Buyer expressly waives, and releases Seller Group from, any and all other rights and remedies it may have under Environmental Laws against Seller regarding environmental matters, Environmental Defects, Environmental Liabilities and Environmental Conditions associated with the Assets (including the ownership or operation thereof), whether for contribution, indemnity or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and is conspicuous.
Section 11.13Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any portion of the Properties are taken by condemnation or under the right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, Buyer shall nevertheless be required to close the Contemplated Transactions and, at Closing, Seller shall: (a) assign the Assets affected by such Casualty Loss to Buyer in their condition after such Casualty Loss; (b) pay to Buyer all sums actually paid to Seller by Third Parties by reason of any Casualty Loss insofar as with respect to the Assets; and (c) assign, transfer and set over to Buyer or subrogate Buyer to all of

Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties arising out of such Casualty Loss insofar as with respect to the Assets. Notwithstanding the foregoing sentence, Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims. Seller shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, or violation of a Legal Requirement of Seller.
Section 11.14Expert Proceedings.
(a)Each Title Defect Dispute, Title Benefit Dispute or Environmental Defect Dispute referred to in this Section 11.14 (each, a “Disputed Matter”) may be submitted by any Party to the other Party on or before the date that is ten (10) Business Days following the Closing Date, and such Dispute shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.14. Any notice from one Party to the other referring a Dispute to this Section 11.14 shall be referred to in this Agreement as an “Expert Proceeding Notice.”
(b)The arbitration shall be held before a one-member arbitration panel (the “Expert”), mutually agreed upon by the Parties. The Expert must: (i) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period; and (ii) agree in writing to keep strictly confidential the specifics and existence of the Dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such Dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production title or environmental matters. If Disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts. Within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six (6) in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six (6) being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings.
(c)Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.14 and the other applicable provisions of this Article 11; (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; (iii) Seller’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials; and (iv) the Expert Proceeding Notice. If no Party has submitted a Disputed Matter to the Expert or applied to the local office of the AAA where the Assets giving rise to the Disputed Matter are located to choose the Expert, as applicable, within the relevant time periods set forth above, Buyer shall be deemed to have waived its Dispute of such Title Defects, Title Defect Values, Title Benefits, and Title Benefit Values, Environmental Defects, Environmental Defect Values, and Seller’s assertions with respect thereto shall be final and binding on the Parties.
(d)The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.14(c) above (the “Expert Decision”). The applicable Expert shall act as experts for the limited purpose of determining the specific disputed Title Defects, Title Defect Values, Title Benefits, Title Benefit Values, Environmental Defects, and Environmental Defect Values submitted by any Party and may not increase or decrease the Purchase Price with respect to any individual Title Defect, Title Benefit, or Environmental Defect, as applicable, more or less than the amount claimed by Seller or Buyer in the relevant Title Defect Notice, Title Benefit Notice, Environmental Defect Notice as applicable delivered to the other Party.
(e)The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the Dispute.
(f)The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution in this Agreement and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. The costs of the applicable Expert (and the AAA, if applicable) in connection with the applicable dispute resolution shall be borne pro rata between the Parties with each Party being responsible for such costs and expenses to the extent the Expert has not selected such Party’s position on an aggregate Dollar basis with respect to all amounts submitted for resolution by the Expert (e.g., if Buyer is awarded seventy percent (70%) of the value in dispute, then Buyer shall be responsible for paying thirty percent (30%) of the fees and expenses of the Expert, and Seller shall be responsible for paying seventy percent (70%) of the fees and expenses of the Expert). Subject to the preceding sentence, each Party shall bear its own legal and other expenses incurred in connection with such arbitration.

Article 12
GENERAL PROVISIONS
Section 12.1Records; Seller’s Information Rights. As soon as reasonably practicable after Closing, but in any event no later than five (5) Business Days following the end of the period during which Seller provides transition services pursuant to the Transition Services Agreement, Seller, at Buyer’s cost and expense, shall deliver originals of all Records (which may be delivered in electronic format, if originals are maintained in such format by Seller) to Buyer (FOB Seller’s office). With respect to any original Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least five (5) years beyond the Closing Date, during which five (5)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such originals, at their own expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Seller or its Affiliate; provided, that to the extent of any conflict between this Section 12.1 and Section 12.3(c) with respect to Buyer’s retention obligations regarding any Records relating to Tax matters, the provision imposing a longer retention obligation shall apply.
Section 12.2Expenses.
(a)Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. Except for any expert proceeding pursuant to Section 11.14 or Section 2.5(d) (which will be governed by the terms of such provisions), the prevailing Party in any Proceeding brought under or to enforce this Agreement, shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.
(b)All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Instruments of Conveyance, conveyances or other instruments of conveyance required to convey title to the Assets to Buyer shall be borne by Buyer. The Parties shall use commercially reasonable efforts to cooperate to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.
Section 12.3Tax Matters.
(a)For purposes of Section 2.3 and Section 2.5, Seller shall be allocated and bear, all Asset Taxes for: (i) any taxable period ending prior to the Effective Time; and (ii) the portion of any Straddle Period ending prior to the Effective Time. Notwithstanding the foregoing or anything in this Agreement to the contrary, if Buyer becomes entitled, pursuant to Section 2.5(e), to any amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets with respect to any taxable period (or portion of any Straddle Period) ending prior to the Effective Time, Buyer shall be allocated, be responsible for and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time. All Asset Taxes attributable to any taxable period ending on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by

Buyer. For purposes of determining the allocation of Asset Taxes between the Parties for any Straddle Period for purposes of applying Section 2.3 and Section 2.5: (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred; (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred; and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. For purposes of the preceding sentence, (x) any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time, and (y) the taxable period in respect of a particular real property Tax, personal property Tax, or any other similar ad valorem obligation shall begin on the date on which ownership of the applicable asset gives rise to the liability for the particular Tax and shall end on the day immediately prior to the next such applicable date. To the extent the actual amount of any Asset Taxes described in this Section 12.3 is not determinable at Closing or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.3 or Section 2.5, as applicable. Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 12.3. Any allocation of Asset Taxes between the Parties for purposes of Section 12.3(d) shall also be in accordance with this Section 12.3. For the avoidance of doubt, each Party shall be responsible for its own Income Taxes.
(b)Seller shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for Asset Taxes required to be filed on or prior to the Closing Date (such Tax Returns, “Seller Prepared Returns”) and shall pay (or cause to be paid) to the appropriate Governmental Body all Asset Taxes that become due and payable (not taking into account extensions) on or prior to the Closing Date. All Seller Prepared Returns shall be prepared in a manner that is consistent with the past custom and practice of Seller, except to the extent otherwise required by applicable law. Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) any Tax Returns for Asset Taxes relating to taxable periods that begin before the Closing Date that are required to be filed subsequent to the Closing Date (such Tax Returns, “Buyer Prepared Returns”) and shall pay (or cause to be paid) to the appropriate Governmental Body all Asset Taxes that become due and payable with respect to such Buyer Prepared Returns subsequent to the Closing Date. To the extent a Buyer Prepared Return could reasonably be expected to have an adverse economic impact on Seller, such Buyer Prepared Return shall be prepared in a manner that is consistent with the past custom and practice of Seller, except to the extent otherwise required by applicable law. Buyer shall submit a draft of each Buyer Prepared Return that relates to a tax period ending prior to the Effective Time or to a tax period that is a Straddle Period to Seller for Seller’s review, comment, and approval (such approval not to be unreasonably withheld, conditioned, or delayed) at least twenty (20) days in advance of the due date therefor, and thereafter, Buyer shall file such Buyer Prepared Return (as approved by Seller). The Parties agree that: (1) this Section 12.3(b) is intended to solely address the timing and manner in which certain Tax Returns relating to

Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Body; and (2) nothing in this Section 12.3(b) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.
(c)Buyer and Seller agree to use commercially reasonable efforts to furnish or cause to be furnished to the other, upon reasonable request, as reasonably promptly as practicable, such information and assistance relating to Taxes attributable to the Assets, including access to books and records, as is reasonably necessary for: (i) the filing of all Tax Returns by Buyer or Seller; (ii) seeking or obtaining a refund or credit in respect of Asset Taxes, (iii) the making of any election relating to Taxes; (iv) the preparation for any audit relating to Taxes by any Governmental Body; and (v) the prosecution or defense of any claim, suit or Proceeding relating to any Tax attributable to the Assets. Buyer agrees to: (x) retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective taxable periods (taking into account any extensions thereof); and (y) abide by all record retention agreements relating to Taxes entered into with any Governmental Body.
(d)Seller shall be entitled to any and all refunds, claims and credits with respect to Asset Taxes allocated to Seller pursuant to Section 12.3, regardless of when received. Buyer shall be entitled to any and all refunds, claims or credits with respect to Asset Taxes allocated to Buyer pursuant to Section 12.3, regardless of when received. If a Party receives a refund or credit for Asset Taxes to which the other Party is entitled pursuant to this Section 12.3(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable out-of-pocket costs or expenses incurred by the first Party in procuring such refund or credit.
(e)If, after the Closing Date, Buyer receives notice of any pending or threatened audit or administrative or judicial Proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Time or any Straddle Period that could reasonably be expected to have an adverse economic impact on Seller (in each case, a “Tax Contest”), Buyer shall notify Seller within ten (10) days of receipt of such notice. Seller shall have the option, at Seller’s cost and expense, to assume control, in lieu of Buyer, of such Tax Contest related to any taxable period ending prior to the Effective Time. Seller may exercise such option by providing written notice to Buyer within twenty (20) days of receiving notice of such a Tax Contest from Buyer. Buyer shall otherwise be entitled to control any Tax Contest. The Party that is in control of any Tax Contest pursuant to the terms of this Section 12.3(e) shall: (i) keep the non-controlling Party reasonably informed of the progress of such Tax Contest; (ii) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Body; and (iii) not settle, compromise or concede any portion of such Tax Contest without the prior written consent of the non-controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent such settlement, compromise or concession would reasonably be expected to increase Asset Taxes for which the non-controlling Party is liable, or which would be economically borne by the non-controlling Party, under this Agreement. In the event of a conflict between this Section 12.3(e) and Section 10.6, this

Section 12.3(e) shall govern and control, notwithstanding anything in this Agreement to the contrary.
(f)Without the express prior written consent of Seller (which shall not be unreasonably withheld, delayed, or conditioned), in each case, to the extent taking such action (x) reasonably would be expected to have an adverse effect on Seller (or any of its Affiliates) or (y) reasonably would be expected to cause Seller (or any of its Affiliates) to be responsible or liable for any Taxes (including amounts for which Seller or any of its Affiliates is liable under this Agreement) for which Seller (or any of its Affiliates) would not have been responsible or liable had such action not been taken, Buyer shall not, and shall not cause or permit any Affiliate of Buyer, (i) to file or amend, or otherwise supplement or modify, any Tax Return in respect of the Assets that relates to any taxable period (or portion thereof) ending prior to the Effective Time, (ii) to make, revoke, or change any election in respect of the Assets that relates to, or that has retroactive effect to, any taxable period (or portion thereof) ending prior to the Effective Time, (iii) to file any Tax Return relating to the Assets that relates to any taxable period (or portion thereof) ending prior to the Effective Time in a jurisdiction in which a Tax Return in respect of the Assets has not been filed in such period, (iv) voluntarily to approach any Governmental Body with respect to any Taxes in respect of the Assets that are attributable to any taxable period (or portion thereof) ending prior to, or on, the Closing Date, (v) to enter into or pursue a voluntary disclosure agreement (or other similar request) with any Governmental Body in respect of the Assets that relates to any taxable period (or portion thereof) ending prior to, or on, the Closing Date, or (vi) to extend or waive the statute of limitations in respect of the Assets with respect to any taxable period (or portion thereof) ending prior to the Effective Time.
(g)The Parties shall treat any amounts paid pursuant to Section 2.3 or Section 2.5 as an adjustment to the Purchase Price for U.S. federal and applicable state Income Tax purposes, unless otherwise required by pursuant to a “determination” (within the meaning of Section 1313(a) of the Code) (or other similar or corresponding provision of applicable state or local law).
Section 12.4Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by email with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and e-mail addresses set forth below (or to such other recipients, addresses, or fax numbers as a Party may from time to time designate by notice to the other Party):
NOTICES TO BUYER:
Diversified Production LLC
1600 Corporate Drive
Birmingham, Alabama 35242
Attention: Chief Legal Officers
E-mail: legalnotice@dgoc.com; mrigg@dgoc.com
With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Chris Heasley; Nathan Zhang
E-mail: Chris.Heasley@lw.com; Nathan.Zhang@lw.com
NOTICES TO SELLER:
Sheridan Holding Company III, LLC
1360 Post Oak Boulevard, Suite 2500
Houston, Texas 77056
Attention: Matt Heintz
E-mail: mheintz@sheridanproduction.com
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention: Rahul D. Vashi, Graham M. Valenta
E-mail: rvashi@gibsondunn.com; gvalenta@gibsondunn.com
Section 12.5Governing Law; Jurisdiction; Service of Process; Jury Waiver. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the Contemplated Transactions or the rights, duties and the legal relations among the Parties and thereto shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. The Parties exclusively consent to the exercise of jurisdiction by the federal courts of the United States located in Houston, Texas for any action arising out of this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents; provided that if such federal courts do not have jurisdiction, the Parties consent to the exercise of jurisdiction in the courts the Eleventh Business Court Division of the State of Texas located in Houston, Texas or if such division does not have jurisdiction or is not then accepting new filings, then another business court in the State of Texas with jurisdiction, or if no business court in the State of Texas has jurisdiction or is accepting new filings, then the courts of the State of Texas in and for Harris County, Texas. All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents, in each case, that are properly referred to a court of competent jurisdiction shall be exclusively litigated in such courts described in the preceding sentence. Each Party irrevocably submits to the jurisdiction of such courts solely in respect of any such proceeding arising out of or related to this agreement. Each Party voluntarily, intentionally and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement, any transaction documents or any Contemplated Transaction or transaction contemplated by any transaction documents. The parties further agree, to the fullest extent permitted by law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that a Party or any of its Affiliates has acquired, or following the Execution Date may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) irrevocably: (i) waives such immunity in respect of its obligations with respect to this Agreement; and (ii) submits to the personal jurisdiction of any court described in this Section 12.5.
Section 12.6Further Assurances. The Parties agree to: (a) furnish upon request to each other such further information; (b) execute, acknowledge and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 12.7Waiver. Unless expressly provided otherwise hereunder, the rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the fullest extent permitted by applicable Legal Requirement: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 12.8Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties expressly stating that it is intended to serve as such an amendment or modification. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by any Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant to this Agreement, and no Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit, the terms and provisions of this Agreement shall govern, control and prevail.
Section 12.9Assignments, Successors and No Third Party Rights. In each case, other than the assignment by Buyer to an Affiliate of Buyer, neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party). Any assignment made without such consent shall be void. Any assignment made with such consent and any assignment by Buyer to an Affiliate of Buyer shall not relieve the assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party (acting in its sole discretion). Subject to the preceding provisions of this Section 12.9, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, this Agreement and all provisions and conditions of this Agreement, are for the sole and exclusive benefit of the Parties (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.
Section 12.10Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
Section 12.11Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.
Section 12.12Press Release, News Media and External Statements; Confidentiality.
(a)The Parties shall mutually agree upon any press release to be issued on the Execution Date. Otherwise, from and after the Execution Date, no Party shall make (or cause or allow any Affiliate to make) any press release or other public announcement regarding the existence of this Agreement, the contents of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent: (i) made to Governmental Bodies or Third Parties holding Preferential Purchase Rights, rights of Consents or other similar rights of Governmental Bodies or Third Parties that are applicable to the Contemplated Transaction, in each case, as are reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents; (ii) required by applicable securities or other Legal Requirements or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (iii) made to a Party’s respective Representatives who have a need to know such information and are subject to confidentiality restrictions that are no less stringent than those set forth in this Agreement or the Confidentiality Agreement; or (iv) consistent with: (A) prior press releases or other public announcements made in compliance with this Section 12.12(a) or (B) any communication plan or strategy previously agreed to by the other Party in writing. In the case of the disclosures described under subsections (i) and (ii) of this Section 12.12(a), each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.
(b)The terms of the Confidentiality Agreement are incorporated by reference, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing. The Confidentiality Agreement shall terminate at Closing. In the event a provision contained in the Confidentiality Agreement conflicts with a provision contained in this Agreement, the provision contained in this Agreement shall control.
Section 12.13Name Change; Removal of Seller Marks. As promptly as practicable, but in any event within one hundred twenty (120) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Sheridan” and variants thereof from the Assets. Except with respect to such grace period for eliminating the existing usage, Buyer shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.
Section 12.14Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement for all purposes. Each Party and its counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.
Section 12.15No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Transaction Documents or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder, under any Transaction Documents or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, financing source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future direct or indirect equityholder, general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any Transaction Documents or under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 12.15.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.
SELLER:
SHERIDAN HOLDING COMPANY III, LLC

By: /s/ Frank Belveal
Name: Frank Belveal
Title: President and Chief Executive Officer
[Signature Page to Purchase and Sale Agreement]

BUYER:
DIVERSIFIED PRODUCTION LLC
By: /s/ Benjamin Sullivan
Name:    Benjamin Sullivan
Title:    Senior Executive Vice President, Chief Legal and Risk Officer and Corporate Secretary
[Signature Page to Purchase and Sale Agreement]